Exhibit 4.1

Execution Version

MONEYGRAM INTERNATIONAL, INC.,

as the Issuer,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

5.375% Senior Secured Notes due 2026

INDENTURE

Dated as of July 21, 2021

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-ii-

EXHIBIT A	Form of Global Note
EXHIBIT B	Form of Supplemental Indenture to Add Guarantors
EXHIBIT C	Form of Intercreditor Agreement
EXHIBIT D	Form of Security Agreement

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INDENTURE dated as of July 21, 2021, by and between MoneyGram International, Inc., a Delaware corporation (the “Issuer”), the other GUARANTORS party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $415,000,000 aggregate principal amount of its 5.375% Senior Secured Notes due 2026 on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.    Definitions. Notwithstanding anything the following definitions or anything else in this Indenture to the contrary, when calculating Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of the covenants described under Section 3.2, Section 3.3 and Section 3.6, as applicable, in each case in connection with a Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds therefrom), the date of determination of such Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio and of any requirement that there be no Event of Default shall, at the option of the Issuer be the date the definitive agreements for such Limited Condition Transaction are entered into and such Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they occurred at the beginning of the applicable four-quarter period (with respect to Consolidated EBITDA generally and as used in the Fixed Charge Coverage Ratio and the Total Secured Leverage Ratio, Total Leverage Ratio), and, for the avoidance of doubt, (x) if the Fixed Charge Coverage Ratio, Total Secured Leverage Ratio or Total Leverage Ratio are exceeded (or are not met) as a result of fluctuations in any such ratio (including due to fluctuations in Consolidated EBITDA) or if Consolidated EBITDA is reduced at or prior to the consummation of the relevant Limited Condition Transaction, the Fixed Charge Coverage Ratio, Total Secured Leverage Ratio or the Total Leverage Ratio, as applicable, will not be deemed to have been exceeded (or not met) and such Consolidated EBITDA will not be deemed to be reduced as a result of such fluctuations or otherwise solely for purposes of determining whether the Limited Condition Transaction (and the other transactions to be entered into in connection therewith) is permitted under the covenants described under Section 3.2, Section 3.3 and Section 3.6 and (y) Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio and the Fixed Charge Coverage Ratio shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided that, if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreement is entered and outstanding thereafter for purposes of subsequently calculating any ratios and Consolidated EBITDA under this Indenture after the date of such agreement and before the consummation (or termination or expiration) of such Limited Condition Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is closed.

“Acceptable Intercreditor Agreement” means an intercreditor agreement between the Notes Collateral Agent and one or more Persons or representatives of Persons (other than Issuer or any of its Subsidiaries) benefitting from a permitted Lien on any Collateral and containing customary terms and conditions for comparable transactions (as reasonably determined by the Issuer in an Officer’s Certificate delivered to the Notes Collateral Agent certifying to that effect).

“Acquired Debt” means, with respect to any specified Person:

(i)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(ii)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)

the excess, if any, of (a) the present value (discounted semi-annually) at such Redemption Date of (i) the redemption price of such Note at August 1, 2023 (such redemption price being set forth in the table appearing in Section 5.7), plus (ii) all required interest payments due on such Note through August 1, 2023 (excluding any accrued and unpaid interest on the Notes to be redeemed up to, but excluding, such Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date (or in the case of a satisfaction and discharge, as of the date that redemption funds are deposited with the Trustee) plus 50 basis points, over (b) the then outstanding principal amount of such Note.

The Issuer shall determine the Applicable Premium and the Trustee shall have no duty to verify any such determination.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and equipment in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 3.9 and/or the provisions described in Section 4.1(a) and not by the provisions of the Asset Sale covenant; or

(2)

the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries (in each case, other than Preferred Stock).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)

any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than, at the time of determination, the greater of $25.0 million and 10% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(2)	a sale, lease, conveyance or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to any Restricted Subsidiary of the Issuer;

(4)

the sale, lease, conveyance or other disposition of (x) worn out, obsolete or damaged assets or (y) other equipment, inventory, assets or accounts receivable that are no longer material, used or useful to the business of the Issuer or its Restricted Subsidiaries, in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	the sale or other disposition of the Capital Stock, Indebtedness of, or other securities issued by, or property or assets of any Unrestricted Subsidiary;

(7)	a Restricted Payment that does not violate the covenant described in Section 3.3, a Permitted Investment or a Permitted Lien;

(8)	any exchange of property pursuant to Section 1031 of the Code for use in a Permitted Business;

(9)

(a) the license or sublicense of intellectual property or other general intangibles and the sale, lease, sublease, assignment, license or sublicense of products, services, accounts receivable or other property (x) in the ordinary course of business or (y) which do not materially interfere with the business of the Issuer and any of its Restricted Subsidiaries, taken as a whole, determined in good faith by the Issuer or (b) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of a member of the senior management or Board of Directors of the Issuer are not material to the conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(10)

the lease, assignment or sublease of any personal property in the ordinary course of business or dispositions and/or terminations in the ordinary course of business of leases, subleases, licenses or sublicenses;

(11)

the sale or disposition of any assets or property received as a result of foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(12)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case, in the ordinary course of business;

(13)	any disposition governed by and effected in compliance with the covenant described in Section 4.1(a);

(14)	the sale, lease, conveyance or other disposition of inventory in the ordinary course of business;

(15)	the settlement, termination or unwinding of any Hedging Obligations;

(16)	(a) any release or surrender of contract rights or (b) the settlement, release, recovery on or surrender of contract rights or other litigation claims in the ordinary course of business;

(17)

(a) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased and (b) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(18)

a transfer of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(19)

foreclosures, condemnation, expropriation, damage, destruction or any similar action on assets of the Issuer or any of its Restricted Subsidiaries or the creation of or disposition pursuant to any Lien not prohibited by this Indenture;

(20)	dispositions of short term deposits or other assets of a type characterized as “settlement assets” on the Issuer’s consolidated balance sheet;

(21)	dispositions in a sale and leaseback transaction; and

(22)

any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice.

“Available Excluded Contribution Amount” means, at any time (the “Available Excluded Contribution Reference Time”), an amount equal to, without duplication, the aggregate amount of cash, together with the Fair Market Value of any Cash Equivalents, marketable securities or other property received by the Issuer or a Restricted Subsidiary (other than amounts received from the Issuer or any other Restricted Subsidiary) from contributions in respect of, or issuance of, Qualified Capital Stock of the Issuer or any Capital Stock of any Parent Entity, in each case during the period from the Issue Date through and including the Available Excluded Contribution Reference Time, and excluding the aggregate amount of any Permitted Investments and Restricted Payments made by the Issuer or its Restricted Subsidiaries in reliance on the Available Excluded Contribution Amount.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal or state law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company managed by the member or the members, the managing member or members or any controlling committee of managing members thereof;

(4)	with respect to a limited liability company managed by a manager or managers, the manager or managers and any controlling committee of managers; and

(5)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)

securities that are: (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such government securities or a specific payment of the principal of or interest on any such government securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government securities or the specific payment of the principal of or interest on the government securities evidenced by such depository receipt;

(3)

certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with a commercial bank with a rating, or guaranteed on a senior basis by an entity with a rating of its senior unsecured debt, of A3/A- or better from two of the following three rating agencies: (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc., or in the event that a bank is not rated by any of the above named agencies, a rating of (A-) by Egan-Jones and a minimum level of total assets of $1,000,000 will qualify for $100,000,000 in total deposits;

(4)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 13 months after the date of creation thereof;

(6)	marketable short-term money market and similar securities having a rating of at least P-1 from Moody’s or A-1 from S&P and, in each case, maturing within 12 months after the date of creation thereof;

(7)

readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or U.S., government sponsored enterprise, which may or may not be backed by the full faith and credit of the United States, in each case maturing within 24 months or less and, in the case of securities issued by a government-sponsored enterprise that is not backed by the full faith and credit of the United States, with a rating, or guaranteed on a senior basis by an entity with a rating of ts senior unsecured debt, of A3/A- or better from two of the following three rating agencies: (i) Moody’s, (ii) S&P or (iii) Fitch Ratings, Inc.;

(8)

(a) euro, or any national currency of any participating member of the EMU or any national currency of the United Kingdom or Canada or (b) Australian dollars, Japanese yen, New Zealand dollars, Norwegian krone, Swedish krona, Swiss franc or Pounds Sterling, or any other local currencies held by the Issuer or its Restricted Subsidiaries from time to time in the ordinary course of business;

(9)

overnight repurchase obligations for underlying securities or other investments of the types described in clauses (1) through (8) above with any bank or trust company organized under the laws of any state of the United States or any national banking association or any government securities dealer which is listed as reporting to the market statistics division of the Federal Reserve Bank of New York, in each case with such entity having capital and surplus in excess of $500,000,000 in the case of a domestic entity and $250,000,000 (or U.S. dollar equivalent as of the date of determination) in the case of a foreign entity;

(10)	investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (9) of this definition; and

(11)

in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (8) above; provided that such amounts are converted into any currency listed in clauses (1) and (8) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In addition, Cash Equivalents shall also include any short-term investments, deposits or other assets included in “settlement assets” on the Issuer’s consolidated balance sheet.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, trade finance services, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act, respectively);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)

the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any “person” or “group” (as defined above) becomes the Beneficial

Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or any parent thereof constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person or parent, measured by voting power rather than number of shares (immediately after giving effect to such issuance);

provided that a “person” or “group” shall not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such other Person’s parent having a majority of the aggregate votes on the board of directors of such other Person’s parent.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Issuer becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect Holders of the Voting Stock of such holding company or any ultimate parent holding company immediately following that transaction are substantially the same as the Holders immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding a holding company otherwise satisfying the requirements of this sentence, is the Beneficial Owner of 50% or more of the voting power of the Voting Stock of such holding company. For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a merger or consolidation between or among the Issuer and any Restricted Subsidiary or the transfer of assets between or among the Issuer and any Restricted Subsidiary and (2) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the collateral described in the Notes Collateral Documents, but shall not include any Excluded Assets.

“Consolidated Debt” means, as to any Person at any date of determination, the aggregate principal amount of Indebtedness of such Person outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of (a) Indebtedness for borrowed money, (b) Finance Lease Obligations, and (c) guarantee obligations of such Person in respect of Indebtedness described in the foregoing clauses (a) through (c), but without duplication of any such amounts to the extent already included in Consolidated Debt of the Issuer and the Restricted Subsidiaries; provided that “Consolidated Debt” shall be calculated to exclude any Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such Indebtedness.

“Consolidated EBITDA” means, for any period, with respect to the Issuer and its Restricted Subsidiaries, (a) the Consolidated Net Income for such period, plus (b) without duplication, to the extent deducted in computing Consolidated Net Income for such period:

(1)	expense and provision for taxes, paid or accrued, based on, or by reference to income or profits paid or accrued during such period;

(2)

the Fixed Charges for such period (including losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such Hedging Obligations, to the extent included in Fixed Charges);

(3)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, but including, for the avoidance of doubt, non-cash compensation expenses incurred in connection with any issuance of Equity Interests to or repurchase of Equity Interests from a current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries and non-cash restructuring charges or reserves) for such period;

(4)

transaction fees, charges and other amounts related to the Transactions or any Permitted Investment, in each case to the extent paid within six months of the closing of the Transactions or such Permitted Investment, as applicable;

(5)	extraordinary, non-recurring or unusual losses for such period;

(6)

the amount of pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies resulting from any acquisition, Investments, dispositions or any cost savings initiative or other restructuring initiative and projected by a responsible financial or accounting officer in good faith to be reasonably anticipated to be realizable within 18 months after the Issue Date or the date of such transaction or event, as the case may be; provided that, in each case, such cost savings, operating expense reductions operating improvements and synergies (i) shall be limited to those that are factually supportable and reasonably identifiable in the good faith judgment of a responsible financial or accounting officer, (ii) shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period relating to such specified transaction, net of the amount of actual benefits realized during such period from such actions and (iii) shall not exceed an aggregate amount for any such period equal to 20.0% of Consolidated EBITDA for such period (prior to giving effect to this clause (6));

(7)

expenses deducted in determination of Consolidated Net Income during such period and covered by indemnification or purchase price adjustments in connection with any acquisition permitted under this Indenture or any joint venture not prohibited under this Indenture, in each case to the extent actually received in cash during such period or will be received in cash within 365 days of the end of such period;

(8)

any charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters);

(9)	losses on early extinguishment of Indebtedness or Hedging Obligations for such period;

(10)	expenses with respect to casualty events and charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party during such period;

(11)	the portion of any loss on any sale or disposition of fixed assets attributable to the net book value of such assets;

(12)

(x) any charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement (including any 401K plan), any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (y) any charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of such Person (or any Parent Entity), in each case under this clause (y), to the extent that any cash charge is funded with a capital contribution or the Net Proceeds of a sale or issuance of Qualified Capital Stock of such Person (or any Parent Entity) contributed to such Person;

(13)	the amount of any expense or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(14)

to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period in an amount representing the earnings for the applicable period that such proceeds are intended to replace whether or not then received; provided the relevant Person in good faith expects to receive such amount within the next four fiscal quarters (it being understood that, to the extent any such amount is not actually received within such fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters);

(15)

to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period, so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(16)

any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); and

(17)	any charges, fees or costs in relation to any long-term incentive plan and any interest component of pension or postretirement benefits schemes;

less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(1)

non-cash income or non-cash gains increasing such Consolidated Net Income, excluding any (i) non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, (ii) the accrual of revenue in the ordinary course of business and (iii) the amortization of deferred revenue, in each case, on a consolidated basis and determined in accordance with GAAP; and

(2)	the portion of any gain on any sale or disposition of fixed assets attributable to the net book value of such assets.

For purposes of calculating any permitted amount under any of the covenants in this Indenture that is expressed as a percentage of Consolidated EBITDA for a specified four quarter period, Consolidated EBITDA shall be calculated on pro forma basis giving effect to any changes in Indebtedness, acquisitions, Investments or other transactions since the beginning of such period consistent with the pro forma adjustments in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Interest Expense” means, for any period, the sum of (a) all cash interest payments, in each case to the extent paid, or required to be paid, in cash and treated as interest in accordance with GAAP and (b) the portion of rent expense under Finance Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Issuer and its Restricted Subsidiaries on a consolidated basis for such period; provided that Consolidated Interest Expense shall not include any upfront fees in connection with any issuance of Indebtedness, any agent fees and any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)

the Net Income (or loss) of any Person that is not the Issuer or a Restricted Subsidiary of the Issuer or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to Issuer or a Restricted Subsidiary of the Issuer (or, in the case of loss, only to the extent funded from the Issuer or a Restricted Subsidiary of the Issuer);

(2)

solely for the purpose of calculating the Cumulative Credit, the Net Income (if positive) of any Restricted Subsidiary (other than a Guarantor) of the Issuer will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination (x) permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or (y) would be subject to any taxes payable on such dividends or similar distributions; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments received from such Restricted Subsidiary in respect of such period to the extent not already included therein;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any gain or loss from any Asset Sale or extinguishment or repayment of Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer during such period will be excluded;

(5)

any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, merger, recapitalization, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date, and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction, will be excluded;

(6)	any unusual, infrequent or extraordinary loss or charge and any restructuring charges or reserves, including Government Settlement Costs, will be excluded;

(7)

non-cash expenses or charges arising from the grant, issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any stock, stock options or other equity-based awards will be excluded;

(8)	the non-cash portion of “straight-line” rent expense will be excluded;

(9)	the net unrealized gains and losses with respect to Hedging Obligations will be excluded;

(10)

any effect of any purchase accounting adjustments in connection with any Asset Acquisition, Investment or disposition and the amortization or write-off of any amounts in respect thereof, will be excluded;

(11)

any impairment charge (including any charge relating to the impairment of goodwill and other assets) and asset write-off and/or write-down and the amortization of intangibles (including software and goodwill) will be excluded;

(12)

any realized or unrealized foreign currency exchange net gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from hedge agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness) will be excluded;

(13)

the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility will be excluded; and

(14)	any unusual or extraordinary state sales tax liability expense, including any interest thereon will be excluded.

“Credit Agreement” means the Credit Agreement to be entered into on the Issue Date by and among the Issuer, the Guarantors from time to time party thereto, either as a borrower, if such Guarantor owns any borrowing base assets, or as a guarantor, Bank of America, N.A. as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any last-out term loan facility, any hedging and cash management obligations constituting Indebtedness thereunder, and any guarantees, collateral documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Agreement Collateral Agent” means Bank of America, N.A., a national banking association, or such other agent or trustee as is designated as such by the Credit Agreement Secured Parties pursuant to the terms of the Intercreditor Agreement and the Credit Agreement Documents.

“Credit Agreement Collateral Documents” means the security agreement Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Credit Agreement Collateral Agent or any other holders of Credit Agreement Obligations, for purposes of securing the Credit Agreement Obligations (including any Guarantees thereof), the Credit Agreement Collateral Documents and the Credit Agreement, as the same may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Agreement Documents” means the Credit Agreement, the Credit Agreement Collateral Documents and all other agreements or instruments evidencing or creating any security interest or Lien in favor of the Credit Agreement Collateral Agent and each guarantee by any Guarantor of any or all of the Credit Agreement Obligations.

“Credit Agreement Obligations” means all Obligations of the Issuer and the Guarantors under the Credit Agreement Documents.

“Credit Facilities” means (i) one or more debt facilities, including, without limitation, the Credit Agreement or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, notes, bonds, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, that is designated from time to time by the Issuer as a “Credit Facility” and as amended, modified, restated, renewed, increased, supplemented, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time; (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, amended and restated, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time whether with the original lenders or otherwise. The Credit Agreement hereby is designated by the Issuer as a Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a Note, other than a Global Note, issued in definitive, certificated form.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is puttable or exchangeable, in each case, at the option of the Holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder of the Capital Stock, in each case other than in exchange for Qualified Capital Stock of the Issuer, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the Holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.3. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or under the laws of the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (A) an offer and sale of Equity Interests of the Issuer (other than Disqualified Stock) or Equity Interests of a direct or indirect parent entity of the Issuer (other than Disqualified Stock and other than to the Issuer or a Subsidiary of Issuer) to the extent that the net proceeds therefrom are contributed to the common equity capital of Issuer or (B) the purchase or other acquisition, by merger, consolidation or otherwise, of a majority of Capital Stock of the Issuer or a Parent Entity by any publicly traded special purpose acquisition company, targeted acquisition company or any entity similar to, or successor of, the foregoing following (or any subsidiary thereof).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the Security Agreement, and for all purposes of this Indenture shall include any property or asset that is not subject to a Lien securing the Credit Agreement Obligations, including as a result of a release of any such Lien in accordance with the Credit Agreement Documents or as a result of any amendment to the Credit Agreement Documents.

“Excluded Subsidiary” means (i) any Foreign Subsidiary, (ii) any Foreign Holdco, (iii) any Immaterial Subsidiary, (iv) any Unrestricted Subsidiary, (v) any Subsidiary that is not a Wholly Owned Subsidiary, (vi) any Securitization Subsidiary and (vii) any Subsidiary of any of the foregoing.

“Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a responsible financial officer or accounting officer of the Issuer (unless otherwise provided in this Indenture ).

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of penalty; provided that, notwithstanding the foregoing or anything else herein to the contrary, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Issue Date be considered a capital lease for purposes of this definition.

“First-Priority Obligations” means (a) the Credit Agreement Obligations or other Indebtedness incurred in accordance with this Indenture and secured pursuant to clauses (1), (29) or (33) of the definition of Permitted Liens, (b) the Notes and Guarantees issued on the Issue Date, and any Permitted Refinancing Indebtedness in respect thereof, and (c) any Cash Management Obligations or Hedging Obligations, provided that each of the foregoing is secured by Liens on the Collateral subject to the Intercreditor Agreement and constitute “First-Priority Obligations” under the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this Indenture (including this definition) references to the Fixed Charge Coverage Ratio of the Issuer (and similar formulations) will be deemed to be with respect to the Fixed Charge Coverage Ratio of Issuer and its Restricted Subsidiaries, taken as whole.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made (x) in accordance with Regulation S-X under the Securities Act or (y) as determined in good faith by a responsible financial or accounting officer of the Issuer.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense for such period; plus

(2)

all dividends for such period, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable or accruing solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer.

“Foreign Holdco” means any Domestic Subsidiary if it has no material assets other than equity interests or a combination of equity interests and indebtedness of one or more CFCs.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Government Settlement Costs” means any cash fines, penalties, forfeiture, settlement payments and/or other similar payments made by the Issuer or any Subsidiary to any Governmental Entity, regardless of whether made before or after the Issue Date and including, without limitation, the settlement payment made by the Issuer to the United States federal government in or around May 2021.

“Grantor” means the Issuer and the Guarantors.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep- well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, further, that Guarantee shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

“Guarantor” means each of (a) any Subsidiary of the Issuer that executes this Indenture as a Guarantor on the Issue Date or and (b) any other Subsidiary of the Issuer that provides a Note Guarantee by supplemental indenture in accordance with the provisions of this Indenture, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.

“Immaterial Subsidiary” means as of any date, any Subsidiary that (a) has total assets with a fair market value not in excess of 5.0% of the consolidated total assets of the Issuer with respect to any Immaterial Subsidiary individually, or 10% of the consolidated total assets of the Issuer in the aggregate for all Immaterial Subsidiaries at any time and (b) generates revenue not in excess of 5.0% of the Issuer’s consolidated revenue, with respect to any Immaterial Subsidiary individually, or 10.0% of the Issuer’s consolidated revenue in the aggregate for all Immaterial Subsidiaries at any time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit, bankers’ acceptances or other similar instruments (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Finance Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services, in each case due more than 270 days after delivery of such property or services; or

(6)	representing any net Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, to the extent, as applicable, of the amount of Indebtedness covered by such Guarantee, or the lesser of the Fair Market Value of the asset or assets subject to such Lien or the principal (or accreted) amount of the Indebtedness secured by such Lien.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815-Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)	Cash Management Obligations or obligations characterized as “settlement obligations” on the Issuer’s consolidated balance sheet;

(iii)

any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP (without giving effect to FASB 842), Sale and Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)

obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)

in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)	obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(viii)	Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP;

(ix)	Capital Stock;

(x)	the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; or

(xi)

amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 4.1(a).

“Intercreditor Agreement” means (i) the Intercreditor Agreement among the Notes Collateral Agent, the Credit Agreement Collateral Agent, and the other parties from time to time party thereto, to be entered into on the Issue Date in the form attached hereto as Exhibit C, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Indenture, (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable, taken as a whole, to Holders of Notes than the intercreditor agreement referred to in clause (i) (as determined by the Issuer in good faith) or (iii) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens (as determined by the Issuer in good faith).

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or any successor to the rating agency business thereof) or BBB- (or the equivalent) by S&P (or any successor to the rating agency business thereof) or if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Investment Grade Status” means any time at which the ratings of the Notes by either Moody’s (or any successor to the rating agency business thereof) or S&P (or any successor to the rating agency business thereof), or if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, are Investment Grade Ratings.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors, consultants, managers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer, as the case may be, will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 3.3. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary as applicable in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 3.3. Except as otherwise provided in this Indenture, the amount of an Investment shall be the original cost of such Investment (and will be determined at the time the Investment is made and without giving effect to subsequent changes in value) minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts deducted do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto).

“Issue Date” means July 21, 2021.

“Issuer” means the party named as such in the preamble to this Indenture and its successors and not any of its Subsidiaries.

“Junior Lien Obligations” means any Indebtedness or other Obligations permitted to be incurred under this Indenture that is secured by Liens on the Collateral that rank junior to the Liens securing the First-Priority Obligations and is governed by an Acceptable Intercreditor Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof and (4) any asset sale or a disposition excluded from the definition of “Asset Sale.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Income” means, with respect to any specified Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of:

(1)

the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales or brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)

taxes paid or payable as a result of the Asset Sale, including any such taxes paid or payable by the stockholders of the Issuer, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)	amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale,

(4)	any reserve for adjustment in respect of the sale price or indemnification obligations of such asset or assets established in accordance with GAAP,

(5)

all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Sale,

(6)

any reserve, established in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale, and

(7)

any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary (subject to any reserves established in respect thereof).

“Net Short” means, with respect to a Holder or Beneficial Owner of the Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) value of its Notes plus (y) value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which none of the Issuer or any of its Restricted Subsidiaries (a) provides credit support of any kind under undertaking, agreement or instrument that would constitute Indebtedness, or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries;

provided that Non-Recourse Debt shall include Indebtedness of an Unrestricted Subsidiary which is secured by the Capital Stock of such Unrestricted Subsidiary, notwithstanding the limitations set forth above.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes by the Guarantors.

“Notes Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as the collateral agent for the holders of the Obligations under this Indenture and Notes Collateral Documents, and any successor pursuant to the provisions of this Indenture and the Notes Collateral Documents.

“Notes Collateral Documents” means, to the extent applicable, the security agreements, Intercreditor Agreement, intellectual property security agreements, mortgages, pledge agreements, collateral assignments, and related agreements (including financing statements under the UCC of the relevant states), and each other agreement, instrument or other document entered into in favor of the Notes Collateral Agent, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, to secure any obligations under the Notes Documents or under which rights or remedies with respect to any such Lien securing the Notes are governed.

“Notes Documents” means the collective reference to this Indenture, the Notes (including any Additional Notes) issued pursuant thereto, the Note Guarantees and the Notes Collateral Documents, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Issuer’s offering memorandum, dated July 14, 2021, pursuant to which the Initial Notes were offered to potential purchasers.

“Officer” means, with respect to the Issuer or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Issuer or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee, which counsel may be an employee of or counsel to the Issuer.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Performance References” has the meaning set forth for such term in the definition of Derivative Instrument.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Issuer’s Common Stock purchased by the Issuer in connection with the issuance of any convertible Indebtedness.

“Permitted Business” means the lines of business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date and any business related, ancillary, complementary or incidental, or necessary or appropriate for activities described above (including any reasonably related extensions or expansions thereof).

“Permitted Collateral Liens” means:

(1)	(a) any Lien on the Collateral to secure First-Priority Obligations or Junior Lien Obligations, or (b) any Lien on the Collateral that is a statutory Lien arising by operation of law; and

(2)

any Permitted Lien described in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15), (16), (17), (18), (20), (21), (22), (23), (24), (26), (27), (29), (30), (31), (32) and (33) of the definition of “Permitted Liens.”

“Permitted Investments” means:

(1)	any Investment in the Issuer or a Restricted Subsidiary of the Issuer;

(2)

any Investment in (w) cash and Cash Equivalents, (x) accounts receivable created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (y) negotiable instruments held for collection in the ordinary course of business and (z) lease, utility or other similar deposits in the ordinary course of business;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer;

(b)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer; or

(c)

or any Investment held by such Person at the time such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, provided that such Investment is not incurred in contemplation of such event;

(4)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a transaction excluded from the definition thereof) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)

any acquisition of assets or Capital Stock solely in exchange for or out of the net proceeds of the issuance of Equity Interests (other than Disqualified Stock) of the Issuer and only to the extent that the Cumulative Credit is not increased thereby;

(6)	any Investments received in settlement, satisfaction, compromise or resolution of:

(a)

obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)	judgments, foreclosure of Liens, settlement of Indebtedness, litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)

loans or advances to officers, directors, consultants, managers and employees made in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries of the Issuer in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	repurchases of the Notes (including the Note Guarantees);

(10)	guarantees of indebtedness of the Issuer or a Restricted Subsidiary permitted under Section 3.2 and performance guarantees in the ordinary course of business;

(11)

any Investment made in connection with the purchase price adjustments, contingent purchase price payments or other earn-out obligations paid in connection with any Investment otherwise permitted under this Indenture;

(12)

Investments consisting of (i) purchases and acquisitions of inventory, supplies, materials and equipment or licenses, (ii) pledges or deposits with respect to leases or utilities provided to third parties, (iii) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, (iv) extensions of trade credit or advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP and endorsements for collection or deposit, in any case, in the ordinary course of business and otherwise in accordance with this Indenture, (v) loans and advances of payroll payments or other compensation to present or former officers, directors, consultants, managers and employees of any Parent Entity (to the extent such payments or other compensation relate to services provided to such

Parent Entity (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Entity other than the Issuer, the Restricted Subsidiaries and/or their Subsidiaries)), the Issuer and/or any Subsidiary of the Issuer in the ordinary course of business, (vi) Investments consisting of the licensing of intellectual property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business, (vii) guarantees of obligations of suppliers, customers, franchisees and licensees of the Issuer and/or its Restricted Subsidiaries, in each case, in the ordinary course of business, (viii) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, (ix) Investments in Subsidiaries of the Issuer in connection with internal reorganizations and/or restructurings and activities related to tax planning, (x) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business, and (xi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable law;

(13)	purchases of inventory, supplies and materials in the ordinary course of business;

(14)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed, at the time of determination, the greater of (x) $25.0 million and (y) 10.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(15)	any guarantees of operating leases or of other obligations of the Issuer or any of its Restricted Subsidiaries that do not constitute Indebtedness entered into in the ordinary course of business;

(16)

any Investments existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification, replacement or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than (a) pursuant to the terms of such Investment or binding commitment, as the case may be as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Notes in any material respect) or (b) as otherwise permitted by this Indenture;

(17)

Investments in a Parent Entity, the Issuer, any Restricted Subsidiary, any Subsidiary of the Issuer or any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(18)	additional Investments, in an amount equal to the Available Excluded Contribution Amount at such time;

(19)

additional Investments; provided that, after giving effect thereto on a pro forma basis, the Total Leverage Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 3.75 to 1.00;

(20)

(i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(21)

Investments in (x) any Similar Business or any Person engaged in a Similar Business, (y) any Unrestricted Subsidiary and (z) any joint ventures and similar entities, in the aggregate at any one time outstanding not to exceed, at the time of determination, the greater of $60.0 million and 25.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available.

“Permitted Liens” means:

(1)

Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with respect to Cash Management Obligations and Rate Management Obligations;

(2)	Liens in favor of the Issuer or the Guarantors;

(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

(4)

Liens on property (including Capital Stock) existing at the time of acquisition of the property, or the acquisition of the Person owning such property, by the Issuer or any Subsidiary of the Issuer (including, without limitation, Liens securing Acquired Debt); provided that such Liens do not extend to any assets other than those subject to such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)

purchase money security interests (as defined in Article 9 of the UCC) and other Liens to secure Indebtedness (including Finance Lease Obligations) permitted by clause (3) of the definition of Permitted Debt covering only the property, plant or equipment (including, without limitation, rental equipment purchased as inventory held for sale or lease) purchased in accordance with such clause (3), and assets reasonably related thereto and the proceeds thereof (or in the case of Finance Lease Obligations, acquired with or financed by such Indebtedness);

(7)

Liens in existence, or made pursuant to legally binding written commitments in existence, on the Issue Date (other than Liens permitted under clause (1) above) and replacements thereof encumbering only the assets subject to the Liens being replaced (and securing obligations not exceeding in aggregate amount the obligations secured on the Issue Date by such Liens being replaced);

(8)

Liens for taxes, assessments or governmental charges, claims or levies that are (i) not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor for any such Liens described in clause (ii);

(9)

Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ Liens and other like Liens, and customary Liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such Persons to the Issuer or any of its Restricted Subsidiaries, in each case, either (a) incurred or arising in the ordinary course of business or (b) for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings;

(10)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(11)

survey exceptions, encroachments, set-back lines, encumbrances, deeds, covenants, conditions, use restrictions, easements, reservations of or rights of others affecting title to the property, licenses, rights-of-way, sewers, electric lines, water lines, gas lines, telegraph and telephone lines, storm water, and utility or other similar encumbrances, or building, zoning, land use or other restrictions as to the ownership, use or operation of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) issued on the Issue Date;

(13)	Liens to secure any Indebtedness permitted to be incurred under this Indenture that refinances other Indebtedness; provided, however, that:

(a)

the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)	Liens arising from precautionary filing of Uniform Commercial Code financing statements in connection with operating leases or purchase or consignment of goods;

(17)

Liens in favor of a banking institution arising as a matter of law encumbering deposits (including, without limitation, rights of set-off and credit balances) with respect to deposit accounts (as defined under the Uniform Commercial Code) that are within the general parameters customary to the banking industry;

(18)

judgment Liens incurred as a result of a judgment by a court of competent jurisdiction that does not otherwise give rise to an Event of Default under this Indenture, so long as (x) such Liens are adequately bonded and (y) any appropriate legal proceedings which may have been duly initiated for the appeal or review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(19)	Liens arising in connection with a Qualified Securitization Financing or Receivables Facility;

(20)

Liens on Equity Interests deemed to exist in connection with any options, put and call agreements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under this Indenture;

(21)

Liens on any assets held by a trustee (i) under any indenture or other debt instrument where the proceeds of the securities issued thereunder are held in escrow pursuant to customary escrow arrangements pending the release thereof and (ii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(22)

pledges or deposits made in the ordinary course of business to secure liability insurance carriers and Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(23)

pledges or deposits under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which the Issuer or any Subsidiary of the Issuer is a party;

(24)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(25)	Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary;

(26)	Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;

(27)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(28)	Permitted Collateral Liens, including Liens created under the Notes Collateral Documents;

(29)

Liens incurred by the Issuer or any of its Restricted Subsidiaries; provided that at the time any such Lien is incurred, the obligations secured by such Lien, when added to all other obligations secured by Liens incurred pursuant to this clause (29), shall not exceed, at the time of incurrence of the relevant obligation, the greater of (x) $35.0 million and (y) 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(30)

Liens (a) upon specific items of inventory or other goods and equipment purchased by the Issuer or its Restricted Subsidiaries in the ordinary course of business in favor of the vendors thereof or (b) to secure contractual payments (contingent or otherwise) payable by the Issuer or any of its Restricted Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other asset; provided such Liens secure only such product, business, license or other asset;

(31)

any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture, minority investment or similar arrangement pursuant to any joint venture, shareholder, investor rights or similar agreement;

(32)	Liens on the assets of any Non-Guarantor Restricted Subsidiary (or the Capital Stock thereof) securing Indebtedness of any Non-Guarantor Restricted Subsidiary; and

(33)

Liens securing Indebtedness and other Obligations permitted under Section 3.2; provided that with respect to liens securing Indebtedness or other Obligations permitted under this clause secured by the Collateral, at the time of incurrence and after giving pro forma effect thereto, the Total Secured Leverage Ratio would be no greater than 3.75 to 1.00.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries that Refinances other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all penalties, fees, costs and expenses, including premiums and underwriting discounts and commissions, incurred in connection with such Refinancing) plus an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 immediately prior to such refinancing;

(2)

such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness being Refinanced or 91 days after the maturity of the Notes, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or that of the Notes; and

(3)

if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock Issuer, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, (ii) any guaranty of obligations described under clause (i) and (iii) and any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Issuer or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Assets” means (a) any accounts receivable owed to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Issuer or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Issuer or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including successively. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulated Bank” means (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation S” means Regulation S under the Securities Act, or any successor thereto.

“Replacement Assets” means, on any date, property or assets of a nature or type or that are used or useful in a Permitted Business (or an Investment in a Permitted Business), which shall include the controlling or majority equity interest in any Person engaged in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Note required to bear the restrictive legend set forth in Section 2.1(d).

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act, or any successor thereto.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agreement” means the Security Agreement to be entered into on the Issue Date in the form attached hereto as Exhibit D among the Issuer, the Grantors and the Notes Collateral Agent, as amended or replaced from time to time in accordance with the terms of this Indenture and the Notes Collateral Documents.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, and all obligations of such Person under the Notes, any Credit Facility or any other Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including accrued and unpaid interest, if any; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to any Subsidiary or Affiliate of such Person;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities); or

(4)	any Subordinated Indebtedness.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary of the Issuer that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Similar Business” means (i) the global funds transfer and payment services business conducted by the Issuer and its Subsidiaries, (ii) any other business described under the heading “Business” in the Issuer’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2020, and (iii) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof or that would not be material to the Issuer and its Restricted Subsidiaries taken as a whole. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such person, as the case may be, pursuant to a written agreement to that effect executed by the Holder of such Subordinated Indebtedness. No Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the Holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such Holders priority over the other Holders in the collateral held by them.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)

more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)

at the election of the Issuer, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Leverage Ratio” means with respect to any Person, as of any date of determination, the ratio of (1) the aggregate principal amount of Consolidated Debt of such Person and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), net of cash and Cash Equivalents of such Person and its Restricted Subsidiaries, to (2) Consolidated EBITDA of such Person measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Total Secured Leverage Ratio” means with respect to any Person, as of any date of determination, the ratio of (1) the aggregate principal amount of Consolidated Debt secured by a Lien on the Collateral as of such date of such Person and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), net of cash and Cash Equivalents of such Person and its Restricted Subsidiaries, to (2) Consolidated EBITDA of such Person measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transactions” means, collectively, (i) the execution and delivery of this Indenture and related documentation, the issuance of the Initial Notes and the use of the proceeds thereof, (ii) the closing of the Credit Agreement (including the initial borrowings thereunder and the use of the proceeds thereof), (iii) the application of the use of proceeds therefrom, in each case together with the payment of associated fees, commissions and expenses.

“Treasury Rate” means, as of any date of determination, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date (or in the case of a satisfaction and discharge, as of the date that redemption funds are deposited with the Trustee)) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 as of the applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the Redemption Date to August 1, 2023; provided, however, that if the period from the Redemption Date to August 1, 2023, is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to August 1, 2023, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. In each case, the Issuer or its agent shall obtain the Treasury Rate. The Issuer will (i) calculate the Treasury Rate on the second Business Day preceding the applicable Redemption Date (or in the case of a satisfaction and discharge, as of the date that redemption funds are deposited with the Trustee) and (ii) prior to such Redemption Date file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and Treasury Rate and showing the calculation of each in reasonable detail.

“Trust Officer” when used with respect to the Trustee, means any officer within the corporate trust office of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall be such officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer (and any Subsidiary of such Subsidiary) that is designated by the Issuer as an Unrestricted Subsidiary pursuant to an Officer’s Certificate, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt; or

(2)

has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than through the pledge of Equity Interests in such Unrestricted Subsidiary).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which is owned by the Issuer or a Guarantor.

SECTION 1.2.    Other Definitions.

Term	Defined in Section
“Additional Notes”	Recitals
“Additional Restricted Notes”	2.1(b)
“Advance Offer”	3.5(d)
“Advance Portion”	3.5(d)
“Affiliate Transaction”	3.8
“Agent Members”	2.1(e)
“Alternate Offer”	3.9
“Alternate Offer Price”	3.9
“Asset Sale Offer”	3.5(b)(1)
“Authenticating Agent”	2.2(c)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Covenant Defeasance”	8.3
“Cumulative Credit”	3.3(a)(3)
“Defaulted Interest”	2.15
“Directing Holder”	6.1(a)
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(d)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6
“Incurrence-Based Amounts”	3.2(a)
“Initial Default”	6.1(a)
“Initial Notes”	Recitals
“Issuer Order”	2.2(b)
“Legal Defeasance”	8.2
“Legal Holiday”	13.6
“Noteholder Direction”	6.1(f)
“Notes Register”	2.3
“Notice of Default”	7.2(f)
“Other Guarantee”	10.2(b)(5)
“Payment Default”	6.1(a)(5)(i)
“Permanent Regulation S Global Note”	2.1(b)
“Permitted Debt”	3.2(b)
“Position Representation”	6.1(f)
“Ratio Indebtedness”	3.2(a)
“Redemption Date”	5.7(a)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Related Person”	12.7(b)
“Reporting Default”	6.1(b)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Reversion Date”	3.16
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(b)(5)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Surviving Entity”	4.1(a)(1)
“Suspended Covenants”	3.16
“Suspension Period”	3.16
“Temporary Regulation S Global Note”	2.1(b)

SECTION 1.3.    Rules of Construction.

(a)    Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    “including” means including without limitation;

(5)    words in the singular include the plural and words in the plural include the singular;

(6)    “will” shall be interpreted to express a command;

(7)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(8)    the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)    all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)    except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and

(12)    unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(b)    Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

(c)    Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Restricted Subsidiaries.

ARTICLE II

THE NOTES

SECTION 2.1.    Form, Dating and Terms.

(a)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $415,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Sale Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2.

With respect to any Additional Notes, the Issuer shall set forth in one or more indentures supplemental hereto, the following information:

(A)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)	the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)	whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)    The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons they reasonably believe to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs and purchasers in reliance on Regulation S in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S initially may, if required by law as determined by the Issuer, be represented by temporary global notes in registered, global form without interest coupons (each, a “Temporary Regulation S Global Note”). Each Temporary Regulation S Global Note will be exchangeable for a single permanent note in registered, global form (each a “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, a “Regulation S Global Note”) after the expiration the “distribution compliance period” (as defined in Regulation S). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Through and including the period ending 40 days after the commencement of the offering of the Notes (the “Restricted Period”), beneficial interests in the Temporary Regulation S Global Note may only be held through Euroclear and Clearstream (as indirect participants in DTC). Within a reasonable time period after the expiration of the Restricted Period, the Temporary Regulation S Global Note will be exchanged for the Permanent Regulation S Global Note upon delivery by the holder of the beneficial interest in the Temporary Regulation S Global Note to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in this Indenture and compliance with DTC’s procedures.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $5,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account together with such information as may be reasonably required by the Trustee or Paying Agent no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)    Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof.

(d)    Restrictive and Global Note Legends.

(1)Unless and until (a) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (b) the Issuer and the Trustee receive an Opinion of Counsel satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note and the Regulation S Global Note shall each bear the following legend on the face thereof:

“THIS SECURITY HAS NOT BEEN, AND IS NOT EXPECTED TO BE, REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF OR OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER SUCH INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND SHALL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”

(2)    Global Notes shall bear the following legend (or such other legend as the DTC shall specify):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e)    Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1)    Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(2). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)    Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)    In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f)(A) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)    In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f)(A), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)    The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)    Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)    Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (A) or (A) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)    Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2)    If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)    If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)    Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2.    Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile, PDF or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(a)    A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

(b)    At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $415,000,000, and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

(c)    The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

(d)    In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon receipt of the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3.    Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4.    Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6.    Transfer and Exchange.

(a)    A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)    Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue or the date of any issuance of Additional Notes and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto):

(1)    a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and

(2)    a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(3)    A registration of transfer of a Rule 144A Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.10 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c)    Transfers of Regulation S Notes.

(1)    During the Restricted Period, a Regulation S Note or a beneficial interest therein may be transferred to a person who takes delivery in the form of an interest in the Rule 144A Global Note only if such transfer is made pursuant to Rule 144A and the transferor first delivers to the Trustee a certificate substantially in the form set forth in Section 2.9 that such transfer is being made to a person who the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A or otherwise in accordance with the transfer restrictions described under “Transfer Restrictions” in the Offering Memorandum and in accordance with all applicable securities laws of the states of the United States and other jurisdictions; and

(2)    Prior to the exchange of any beneficial interest in a Temporary Regulation S Global Note for a beneficial interest in a Permanent Regulation S Global Note, (x) the holder of the beneficial interest in the Temporary Regulation S Global Note must provide Euroclear or Clearstream, as the case may be, with a certificate satisfying the requirements of Regulation S and (y) Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the paying agent if other than the Trustee) a certificate satisfying the requirements of Regulation S.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d)    Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)    [Reserved].

(f)    Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6 in accordance with applicable law and the Registrar’s customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)    Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)    No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed exchange of a Note that is not a Global Note for a Global Note, the Issuer or the Depositary shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 2.7.    [Reserved].

SECTION 2.8.    [Reserved].

SECTION 2.9.    Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, Texas

Attention: General Counsel

and

Wells Fargo Bank, National Association, as Trustee

Corporate Trust – DAPS REORG

600 Fourth Street South, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Facsimile:

Email:

Re:	MoneyGram International, Inc. (the “Issuer”)

5.375% Senior Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)	the offer of the Notes was not made to a person in the United States;

(b)

either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)	no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.10.    Form of Certificate for Transfer to Institutional Accredited Investor.

[Date]

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, Texas

Attention: General Counsel

and

Wells Fargo Bank, National Association, as Trustee

Corporate Trust – DAPS REORG

600 Fourth Street South, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Facsimile:

Email:

Re:	MoneyGram International, Inc. (the “Issuer”)

5.375% Senior Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby certifies, and, accordingly, we represent that:

1.    We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in this Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, prior to the expiration of the holding period applicable to sales of the Notes under Rule 144 of the Securities Act, we will do so only (A) to the Issuers or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act, (F) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Issuers) or (G) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (A) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (9), (12) or (13) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.11.    Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee in writing prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12.    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13.    Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and upon receipt of an Issuer Order, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and upon receipt of an Issuer Order, the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14.    Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15.    Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a)    The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b). The Trustee will have no duty whatsoever to determine whether any Defaulted Interest is payable or the amount thereof.

(b)    The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16.    CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1.    Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2.    Limitation on Indebtedness.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that the maximum aggregate principal amount of Indebtedness that may be incurred by any Non- Guarantor Restricted Subsidiaries pursuant to this paragraph and any Permitted Refinancing Indebtedness in respect thereof shall not exceed, at the time of incurrence, the greater of $50.0 million and 20% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available (any Indebtedness incurred pursuant to the provisions described in this paragraph being herein referred to as “Ratio Indebtedness”).

(b)    Section 3.2(a) will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or letters of credit under Credit Facilities or other Indebtedness constituting First-Priority Obligations in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer or any of its Restricted Subsidiaries thereunder) not to exceed $700.0 million;

(2)    the incurrence by the Issuer or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings, industrial revenue bonds, economic development loans and purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment or other assets used or useful in the business of the Issuer or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party) (including any reasonably related fees or expenses incurred in connection with such purchase, design, construction, installation or improvement); provided that the aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), shall not exceed, at the time of incurrence, the greater of (x) $35.0 million and (y) 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(4)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 3.2(a) or clauses (2), (3), (4), (12), (14), (16), (17) or (22) of this Section 3.2(b);

(5)    the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(i)    if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(ii)    any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or any of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Issuer or a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)    the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(i)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(ii)    any sale or other transfer of any such preferred stock to a Person that is not the Issuer or a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations entered into for bona fide hedging purposes (and not for speculative purposes) as determined in good faith by the Issuer;

(8)    the guarantee (a) by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed and (b) by any Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary and that is permitted to be incurred by another provision of this Section 3.2;

(9)    Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that either upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence or self- insurance;

(10)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability and other types of employee benefits, social security benefits, unemployment and other self-insurance obligations, vehicle, property, casualty or liability insurance or other similar bonds, the financing of insurance premiums in the ordinary course of business, bankers’ acceptances, performance, surety, judgment, appeal, bid and performance bonds, trade contracts and leases, cash management obligations and netting, overdraft protection and other similar facilities or arrangements and completion guarantees in the ordinary course of business;

(11)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days of notification to the Issuer or any of its Restricted Subsidiaries of its incurrence and (b) Cash Management Obligations or letters of credit that are cash collateralized;

(12)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, working capital adjustments, holdback, earn-outs or similar obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in each case, incurred in connection with the acquisition or disposition of any Restricted Subsidiary, business, property or asset;

(13)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited in trust to defease the Notes or to satisfy and discharge this Indenture, in each case in accordance with the terms of this Indenture;

(14)    (x) Indebtedness that constitutes Acquired Debt; or (y) Indebtedness of the Issuer or any Restricted Subsidiary incurred to finance an acquisition, merger, consolidation or amalgamation, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14); provided that on the date of such acquisition, merger, consolidation or amalgamation after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, the Issuer would either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such acquisition, merger, consolidation or amalgamation;

(15)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of the Issuer or any of its Restricted Subsidiaries;

(16)    the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) issued on the Issue Date and the related Note Guarantees;

(17)    the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed, at the time of incurrence, the greater of (x) $75.0 million and (y) 30.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(18)    unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Issuer or a Restricted Subsidiary and their Subsidiaries in the ordinary course of business;

(19)    Indebtedness consisting of obligations to make payments to current or former officers, directors, managers, consultants and employees of the Issuer or any of its Subsidiaries, its estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of the Issuer or any of its Subsidiaries to the extent such cancellation, purchase or redemption is permitted under clause (5) of Section 3.3(b);

(20)    Indebtedness of Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums with the providers of such insurance or their affiliates, (b) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (c) deferred compensation or equity-based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business, (d) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice and (e) taxes, assessments or governmental charges to the extent such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP;

(21)    Indebtedness in the form of (a) guarantees of loans and advances to officers, directors, consultants, managers and employees, in an aggregate amount not to exceed $5.0 million at any one time outstanding and (b) reimbursements owed to officers, directors, managers, consultants and employees of Issuer or any of its Restricted Subsidiaries for business expenses in the ordinary course of business of Issuer or any of its Restricted Subsidiaries;

(22)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness equal to 100.0% of the net cash proceeds received by the Issuer since the Issue Date from the issuance or sale of Capital Stock of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Capital Stock to the Issuer or any of its Subsidiaries); provided, however, that (x) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (y) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(23)    obligations in respect of (i) statutory obligations, bids, leases, governmental contracts, trade contracts, performance, surety, stay, customs, appeal, performance and/or return of money bonds, completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice and (ii) letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments to support any of the foregoing;

(24)    Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements and in respect of incentive, supplier finance or similar programs, in each case, in the ordinary course of business;

(25)    Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit or similar instruments or facilities entered into in the ordinary course of business;

(26)    Indebtedness supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(27)    guarantee obligations incurred in the ordinary course of business in respect of obligations to or of suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners to the extent constituting a Permitted Investment; and

(28)    Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (28) above, or is entitled to be incurred pursuant to Section 3.2(a), the Issuer will be permitted to classify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or any portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this Section 3.2, it being understood that any such classification or reclassification will not result in a related classification or reclassification for purposes of the definition of “Permitted Collateral Liens.” Notwithstanding the foregoing, Indebtedness under the Credit Agreement that is outstanding on the Issue Date and authenticated under this Indenture will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 3.2; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Issuer or any of its Restricted Subsidiaries may incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For the avoidance of doubt, Indebtedness incurred pursuant to clause (2) of Permitted Debt above shall not be deemed to be an incurrence pursuant to, or reduce availability to incur Indebtedness under, clause (1) of Permitted Debt above. Unless the Issuer otherwise notifies the Trustee pursuant to an Officer’s Certificate, with respect to any Indebtedness incurred or Preferred Stock issued in reliance on a provision of this Section 3.2 that does not require compliance with a financial ratio or test (any such amounts, including amounts based on a percentage of Consolidated EBITDA, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Section 3.2 that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

For purposes of determining compliance with this Section 3.2, the Issuer or the applicable Restricted Subsidiary may elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time.

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral. In the case of any Permitted Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is incurred to renew, refund, refinance, replace, defease or discharge other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus accrued interest and premium (including tender premium) thereon, original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such refinancing).

The principal amount of any Indebtedness incurred to renew, refund, refinance, replace, defease or discharge other Indebtedness, if incurred in a different currency from the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Indebtedness is being renewed, refunded, refinanced, replaced, defeased or discharged.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)

in the case of the Guarantee by the specified Person of any indebtedness of any other Person where the amount of the Guarantee is less than the principal amount of such indebtedness, such lesser amount; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person so secured.

SECTION 3.3.    Limitation on Restricted Payments.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or its Restricted Subsidiaries’ Equity Interests (including any such payment in connection with any merger, amalgamation or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect Holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, except dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer and except dividends or distributions payable to the Issuer or any of its Restricted Subsidiaries;

(2)    purchase, redeem or otherwise acquire or retire for value (including in connection with any merger, amalgamation or consolidation involving the Issuer) any Equity Interests of the Issuer or any Parent Entity;

(3)    make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Issuer or any Guarantor (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except for a payment of interest or a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (and related accrued interest) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)    make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)

the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four- quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); and

(3)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (19) of the next paragraph), is less than the sum, without duplication (the “Cumulative Credit”), of:

(a)

50% of the Consolidated Net Income for the period (taken as one accounting period) (which amount shall not be less than zero) from the beginning of the first day of the fiscal quarter commencing July 1, 2021, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)

100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests other than Disqualified Stock (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(c)

to the extent that any Restricted Investment made by the Issuer or any of its Restricted Subsidiaries in any Person after the Issue Date is subsequently sold or otherwise liquidated or repaid (including, without limitation, by repurchase, repayment or redemption of such Restricted Investment by such Person), the aggregate amount of cash and the Fair Market Value of any property or assets received by the Issuer or such Restricted Subsidiary with respect to all such sales, liquidations or repayments (less the cost of disposition, if any); plus

(d)

(i) if any Unrestricted Subsidiary of the Issuer is redesignated as a Restricted Subsidiary, merged or consolidated into the Issuer or any of its Restricted Subsidiaries, the Fair Market Value of the Issuer’s Investment in such Unrestricted Subsidiary as of the date of such redesignation or (ii) if any Unrestricted Subsidiary of the Issuer pays any cash dividends or cash distributions to the Issuer or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the Issue Date; plus

(e)	$25.0 million.

(b)    The preceding provisions will not prohibit:

(1)

the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the giving of a redemption notice, as the case may be, if at the date of declaration or the giving of a redemption notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)

the making of any Restricted Payment in exchange for, or within 60 days out of the net cash proceeds of the sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or within 60 days from the contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)

(i) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Guarantor, including premium, if any, and accrued interest, within 60 days with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for Permitted Refinancing Indebtedness or (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Issuer or preferred stock of any Restricted Subsidiaries of the Issuer within 60 days with the net cash proceeds from an incurrence of Disqualified Stock of the Issuer or preferred stock of any Restricted Subsidiary of the Issuer or in exchange for Disqualified Stock of the Issuer or preferred stock of any Restricted Subsidiary of the Issuer;

(4)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the Holders of its Equity Interests on a pro rata basis;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any of its Restricted Subsidiaries held by any current or former officer, director, manager, employee or consultant of the Issuer or any of its Subsidiaries (or, in each case, their permitted transferees, heirs or estates) pursuant to any employment agreement, equity subscription agreement, equity incentive plan, stock option agreement, shareholders’ agreement, employee benefit plan or arrangement or other similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $20.0 million in any calendar year, plus (b) the aggregate cash proceeds received by the Issuer and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, managers, employees and consultants and the proceeds of any “key man” life insurance policies; provided further that the cancellation of Indebtedness owing to the Issuer or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(6)

the repurchase, acquisition or retirement of Equity Interests deemed to occur upon the vesting of restricted shares or the exercise of stock options, warrants, other convertible securities or stock appreciation or similar rights to the extent such Equity Interests represent all or a portion of the exercise price of those stock options, warrants, other convertible securities or similar rights, or the withholding of a portion of the Equity Interests granted or awarded to pay for the taxes payable upon such grant or award (or the vesting thereof) and the (y) the payment of cash in lieu of fractional Equity Interest pursuant to the exchange or conversion of any exchangeable or convertible securities;

(7)

(i) cash payments in lieu of issuance of fractional shares (x) in connection with the exercise of stock options, warrants or similar rights or other securities convertible into or exchangeable for Capital Stock of the Issuer (or such Parent Entity) or (y) in connection with any other dividend, split or combination thereof or any acquisition of a Permitted Business, in each case, otherwise permitted hereunder and (ii) the Issuer may repurchase (or make Restricted Payments to any Parent Entity to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(8)

the declaration and payment of regularly scheduled or accrued dividends or distributions to Holders of any class or series of Disqualified Stock of the Issuer or any class or series of preferred stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 3.2(a);

(9)

purchases of fractional Equity Interests of the Issuer arising out of a consolidation, merger or sale of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that is permitted pursuant to Section 4.1(a);

(10)

payments or distributions in an amount determined by judgment or settlement approved by a court of competent jurisdiction, solely in the nature of satisfaction of dissenting stockholder rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 4.1(a);

(11)	payments under a Permitted Bond Hedge Transaction;

(12)

other Restricted Payments in an aggregate amount not to exceed, at the time of determination, the greater of (x) $25.0 million and (y) 10.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(13)

to the extent constituting Restricted Payments, the payment of contingent liabilities in respect of any adjustment of purchase price, earn outs, deferred compensation and similar obligations of the Issuer or any of its Restricted Subsidiaries;

(14)

the repurchase, redemption or other acquisition or retirement for value of any preferred stock of the Issuer or any of its Restricted Subsidiaries, or any Subordinated Indebtedness, in each case, pursuant to provisions similar to those described in Section 3.9 and Section 3.5; provided that, prior to consummating, or concurrently with, any such repurchase, the Issuer made an offer to purchase in accordance with this Indenture and has repurchased all Notes validly tendered for payment in connection with such offers;

(15)	additional Restricted Payments, in an amount equal to the Available Excluded Contribution Amount at such time;

(16)

Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable with respect to any present or former employee (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock, and any repurchases of Capital Stock to fund such withholding or similar taxes;

(17)	Restricted Payments made on the Issue Date in connection with the execution of the Transactions;

(18)

distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility; and

(19)

additional Restricted Payments; provided that, after giving effect thereto on a pro forma basis, the Total Leverage Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 3.75 to 1.00;

provided that in the case of clause (12) and (19), no Event of Default has occurred and is continuing or will be caused thereby.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 3.3 will be determined by the Issuer.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments as described in clauses (1) through (19) above or of the definition of “Permitted Investments” or is permitted pursuant to the first paragraph of this Section 3.3, the Issuer shall classify and may reclassify, in its sole discretion, such Restricted Payment or Investment (or a portion thereof) and may divide, classify and reclassify such Restricted Payment or Investment (or a portion thereof) in more than one of the types of Restricted Payments described above or such clauses of the definition of “Permitted Investments.”

SECTION 3.4.    Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or otherwise transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements as in effect or entered into on the Issue Date, including agreements governing Existing Indebtedness and Credit Facilities as in effect or entered into on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	this Indenture, the Notes, the Note Guarantees and the Notes Collateral Documents;

(3)	applicable law, rule, regulation or order;

(4)

any instrument governing Indebtedness or Capital Stock or other agreement of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)	customary non-assignment provisions or transfer or subletting restrictions in leases, sub- leases, easements, contracts, licenses, sub-licenses, conveyance or contract for any property or asset;

(6)

obligations applicable to property acquired in the ordinary course of business, purchase money obligations, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary or Indebtedness incurred under clauses (3) or (14) of the definition of Permitted Debt, and Finance Lease Obligations that restrict the transfer of the property purchased or leased;

(7)

any agreement for the sale or other disposition of a Restricted Subsidiary (including the Capital Stock or all or substantially all of the property or assets of that Restricted Subsidiary) that restricts distributions or transfer by that Restricted Subsidiary pending the sale or other disposition (which limitation, in the case of a sale or disposition of all or substantially all property or assets, is applicable only to the property or assets that are the subject of such agreement);

(8)

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)

Liens permitted to be incurred under Section 3.6 or existing by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Issuer or any of its Restricted Subsidiaries not otherwise prohibited by this Indenture;

(10)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents and other similar agreements, which limitation is applicable only to the property or assets that are the subject of such agreements;

(11)

contracts with customers or suppliers or leases with lessors entered into in the ordinary course of business that impose customary restrictions on cash, Cash Equivalents, marketable securities, or other deposits or net worth;

(12)

agreements governing Indebtedness or Capital Stock of Non-Guarantor Restricted Subsidiaries incurred in compliance with Section 3.2; provided that the Issuer determines in good faith that such encumbrances and restrictions (x) will not cause the Issuer to not have the funds necessary to pay the principal of or interest on the Notes and (y) are not materially more restrictive, taken as a whole, than is customary in comparable financings;

(13)

agreements governing Hedging Obligations incurred in the ordinary course of business and permitted to be incurred under Section 3.2; provided that the Issuer determines in good faith that such encumbrances and restrictions (x) will not cause the Issuer to not have the funds necessary to pay the principal of or interest on the Notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph;

(14)

any instrument governing any Indebtedness or Capital Stock of any Unrestricted Subsidiary as in effect on the date, if any, that such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such encumbrance or restriction is not applicable to any Person, or to the property or assets of any Person, other than such redesignated Restricted Subsidiary and its Subsidiaries and Affiliates (immediately prior to such redesignation) and its properties and assets;

(15)	restrictions in effect on the Issue Date that are contained in charter documents or shareholder agreements relating to any Restricted Subsidiary of the Issuer;

(16)

agreements governing other Indebtedness or Capital Stock permitted to be incurred under Section 3.2; provided that the encumbrances and restrictions contained in any such agreement are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than (a) those contained in the agreements covered by clauses (1) or (2) of this paragraph or (b) as is customary in comparable financings (as determined in good faith by a responsible financial or accounting officer of the Issuer), and where, in the case of this sub-clause (b), the Issuer determines at the time of incurrence of such Indebtedness or issuance of such Preferred Stock that such encumbrances or restrictions would not materially impair the Issuer’s ability to make payments of interest, principal or as otherwise required under the Notes when due (as determined in good faith by a responsible financial or accounting officer of the Issuer);

(17)

restrictions on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(18)

any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property of Issuer or any of its Restricted Subsidiaries, taken as whole, or adversely affect the Issuer’s ability to make principal and interest payments on the Notes, in each case, as determined in good faith by a responsible financial or accounting officer of the Issuer;

(19)

restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility or Receivables Facility; and

(20)

arising under any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in clauses (1), (2), (4), (6), (8), (12), (13), (14), (15), (16) and (18) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, as determined in good faith by a responsible financial or accounting officer of the Issuer, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 3.5.    Limitation on Sales of Assets and Subsidiary Stock.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)    the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined as of the date of contractual agreement to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)    at least 75% of the consideration received in the Asset Sale by the Issuer or any of its Restricted Subsidiaries is in the form of cash, Cash Equivalents or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(i)    any Indebtedness or liabilities, as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto (or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer), of the Issuer or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which the Issuer or such Restricted Subsidiary has been released in writing;

(ii)    any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(iii)     any stock or assets of the kind referred to in clauses (2) or (4) of Section 3.5(b); and

(iv)    any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (with the Fair Market Value of each item of Designated Non-cash Consideration being determined as of the date of contractual agreement to such Asset Sale) taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding not to exceed, at the time of determination, the greater of $35.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available.

(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or one or more of its Restricted Subsidiaries may apply an amount equal to such Net Proceeds at its option to any combination of the following:

(1)    (x) if assets subject to such Asset Sale constitute Collateral, to prepay, repay or purchase (i) Indebtedness and other Obligations under the Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), (ii) Obligations in respect of the Notes, (iii) Obligations in respect of other debt securities constituting First-Lien Obligations or (iv) Indebtedness that is secured by the assets which are the subject of such Asset Sale and (y) if assets subject to such Asset Sale do not constitute Collateral, to prepay, repay or purchase Senior Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Indebtedness owed to the Issuer or another Restricted Subsidiary); provided that in connection with any prepayment, repayment or purchase of Indebtedness other than Obligations in respect of the Notes pursuant to clause (1)(x)(iii) or (iv), the Issuer shall also equally and ratably reduce Indebtedness under the Notes by making an offer (an “Asset Sale Offer”) (in accordance with the procedures set forth below for an Asset Sale Offer with Excess Proceeds) to all Holders to purchase, on a pro rata basis (subject to adjustments to maintain the authorized denominations for the Notes), the principal amount of Notes, in each case, at a purchase price equal to 100% of the principal amount (or accreted value, as applicable) plus any accrued and unpaid interest on the Notes to be purchased up to, but excluding, the date of such purchase;

(2)    to acquire all or substantially all of the assets of, a division or line of business of or a majority of the Capital Stock of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Issuer;

(3)    to make a capital expenditure or other expenditures in connection with the construction, operation, maintenance, repair or improvement of existing properties and assets;

(4)    to acquire or invest in Replacement Assets or acquire long-term assets in a Permitted Business; or

(5)    any combination of the foregoing;

provided that in the case of clauses (2), (3) and (4) above, (i) any such acquisition, expenditure or investment in accordance with such clause may be made by means of an acquisition, expenditure or investment by a Restricted Subsidiary in an amount equal to the Net Proceeds received by the Issuer or another Restricted Subsidiary, (ii) if the Issuer or any Restricted Subsidiary enters into a binding commitment within such 365 day period, such binding commitment shall be treated as a permitted application of the Net Proceeds from such Asset Sale if an amount equal to such Net Proceeds is applied within 180 days of the end of the 365 day period (provided further that if such commitment is later terminated or canceled before such Net Proceeds are applied and the Issuer or any Restricted Subsidiary enters into another binding commitment (the “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 365 days from the receipt of such Net Proceeds), such Second Commitment shall be treated as a binding commitment; provided further that if any Second Commitment is later terminated or canceled before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds if not otherwise applied as provided above within 365 days of the receipt of such Net Proceeds), (iii) if assets subject to such Asset Sale constitute Collateral, any assets acquired or investment described in clauses (2) and (4) above shall be pledged as Collateral to secure the Notes if and to the extent required by the Notes Collateral Documents (and pursuant to the terms thereof) and (iv) if assets subject to such Asset Sale constitute Collateral, any such assets underlying any expenditure described in clause (3) above shall be pledged as Collateral to secure the Notes if and to the extent required by the Notes Collateral Documents (and pursuant to the terms thereof).

(c)    Pending the final application of the amount of any such Net Proceeds, the Issuer or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise apply the Net Proceeds in any manner that is not prohibited by this Indenture. Holders of Notes may not have control of, or a perfected security interest in the Net Proceeds, which could diminish the value of the Collateral.

(d)    The amount of any Net Proceeds from Asset Sales that is not applied or invested as described above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35.0 million, within 30 days thereof, unless waived or modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, the Issuer will make an Asset Sale Offer to all Holders of Notes (with a copy to the Trustee) and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other effectively pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount being purchased, plus accrued and unpaid interest thereon, if any, to but excluding, the date of purchase, and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to such Net Proceeds from Asset Sales by making an Asset Sale Offer with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”). If any Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Trustee will select the Notes to be purchased on a pro rata basis (or, in the case of Notes in global form, by such other method as DTC may prescribe) and the Issuer will select such other pari passu Indebtedness to be purchased pursuant to the terms of such other pari passu Indebtedness; provided that as between the Notes and any such other pari passu Indebtedness, such purchases will be made on a on a pro rata basis based on the accreted value or principal amount of the Notes or such other pari passu Indebtedness (subject to adjustments to maintain the authorized denominations for the Notes). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)    The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 3.6.    Limitation on Liens. The Issuer will not, and will not permit any Guarantor to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired. The foregoing shall not apply to:

(1)    in the case of a Lien securing Indebtedness upon any property or asset that does not constitute Collateral, Permitted Liens; provided, however, that any Lien on such asset shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured by such Lien until such time as such obligations are no longer secured by a Lien; and

(2)    in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

In the case of the proviso in clause (1), if the obligations so secured are Subordinated Indebtedness, the Lien securing such obligations will also be so subordinated by its terms at least to the same extent.

For purposes of determining compliance with this Section 3.6, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (1) of the first paragraph of this Section 3.6, in the case of a Lien securing Indebtedness upon any property or asset that does not constitute Collateral, but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) upon any property or asset that does not constitute Collateral meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.6 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause or paragraph, it being understood that any such classification or reclassification will not result in a related classification or reclassification of the definition of Permitted Collateral Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7.    Limitation on Guarantees.

(a)    The Issuer shall cause each of its Wholly Owned Domestic Subsidiaries (other than any Excluded Subsidiary) that guarantees any indebtedness of the Issuer or a Guarantor under the Credit Agreement to become a Guarantor and execute and deliver a supplemental indenture in substantially the form of Exhibit B hereto and all documents required to be executed and delivered and take all actions required to grant a security interest in the Collateral to the Notes Collateral Agent within 60 days of the date on which it became a guarantor of such obligations of the Issuer or any Guarantor; provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary (including an Excluded Subsidiary) or any Parent Entity that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described in Section 3.7(a) and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time. The Issuer shall deliver notice to the Trustee of such release, but failure to so notify the Trustee shall not constitute an Event of Default.

SECTION 3.8.    Limitation on Affiliate Transactions.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer with a Fair Market Value in excess of $5.0 million (each, an “Affiliate Transaction”), unless:

(1)

such Affiliate Transaction is on terms that are not less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Issuer or such Restricted Subsidiary with an unaffiliated Person; and

(2)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the Board of Directors of the Issuer, including a majority of the disinterested members of the Board of Directors of the Issuer, if any, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 3.8.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment agreement, employee benefit plan, employee stock ownership plan, program or arrangement, indemnification or reimbursement agreement or arrangement for directors, officers, employees, agents and consultants, stock option, stock repurchase agreement, service agreement, incentive agreement, consulting agreement, severance agreement, insurance plan or any similar agreement, plan or arrangement (including director compensation), in each case entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions solely between or among the Issuer and/or its Restricted Subsidiaries;

(3)

transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees and reasonable compensation to officers, employees and consultants;

(5)

any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates, directors, officers or employees of the Issuer or any of its Restricted Subsidiaries or to holders of Equity Interests in the Issuer;

(6)	(i) obligations that are permitted by Section 3.2; (ii) Restricted Payments that are permitted by Section 3.3 or (iii) Permitted Investments;

(7)

loans and advances paid to officers, directors, consultants, managers or employees the Issuer or any of its Restricted Subsidiaries in an amount not to exceed $5.0 million in the aggregate at any one time outstanding;

(8)

transactions with Affiliates that are customers, clients, lessors, lessees, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and otherwise in compliance with the terms of this Indenture, and which are fair to the Issuer or any of its Restricted Subsidiaries, as applicable, in the reasonable determination of the Issuer or such Restricted Subsidiaries, as applicable, or are on terms that, taken as a whole, are materially not less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(9)	transactions permitted by Section 4.1;

(10)

transactions between the Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate of the Issuer or any of its Restricted Subsidiaries solely because a director of such Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director on any matter involving such other Person;

(11)

transactions with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any of its Restricted Subsidiaries if such transaction provides for equal treatment of such Person and all other holders, in their capacity as holders, of the same series of such Indebtedness or of the same class of such Capital Stock;

(12)

transactions pursuant to permitted agreements in existence on the Issue Date or any amendments, restatements, amendments and restatements, modifications, supplements or replacements thereto to the extent such amendments, restatements, amendments and restatements, modifications, supplements or replacements, taken as a whole, is not adverse to the Holders in any material respect;

(13)

contracts or arrangements between the Issuer or any of its Subsidiaries and any of its Affiliates regarding coordination or joint defense of any litigation or any other action, suit, proceeding, claim or dispute before any courts, arbitrators or governmental authority;

(14)	the granting of registration and other customary rights in connection with the issuance of Equity Interests or other securities by the Issuer or any of its Restricted Subsidiaries;

(15)

transactions pursuant to agreements or arrangements to be in effect on the Issue Date and described in the Offering Memorandum, or any amendment, modification, or supplement thereto or renewal or replacement thereof as long as such agreement or arrangement, as so amended, modified, supplemented, renewed or replaced, taken as a whole, is not materially more disadvantageous to the Holders of the Notes than the agreement or arrangement in existence on the Issue Date as determined in good faith by a responsible financial or accounting officer of Issuer;

(16)

employment and severance or termination arrangements between the Issuer, any Restricted Subsidiary or the Parent Entity and any of the Issuer’s or a Restricted Subsidiaries’ respective Employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former Employees and stock option or incentive plans and other compensation arrangements) in the ordinary course of business and otherwise permitted under this Indenture; and

(17)

any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility.

SECTION 3.9.    Change of Control.

(a)    If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant record date to receive the interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that such laws and regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply therewith and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the applicable paying agent (or tender agent appointed for such repurchase) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent or tender agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and if certificated Notes are tendered for repurchase, the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a Note equal in principal amount to any unpurchased portion of the certificated Notes surrendered, if any; provided that each certificated Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Notes so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control; provided that such closing date is not earlier than 10 days nor later than 60 days from the date the Change of Control Offer notice is mailed as described in the first paragraph of this Section 3.9.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been or will be given pursuant to Section 5.7 prior to the date the Issuer is required to send notice of the Change of Control Offer to the Holders of the Notes, unless and until there is a default in payment of the applicable redemption price, (3) the requirements set forth in this Indenture applicable to a Change of Control Offer are waived or modified with the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding, or (4) in connection with or in contemplation of any Change of Control, the Issuer or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment (the “Alternate Offer Price”) and purchases all Notes properly tendered in accordance with the terms of such Alternate Offer.

SECTION 3.10.    Reports. Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuer shall provide to the Trustee and Holders the annual reports, quarterly reports and other reports which the Issuer would have been required to file with the SEC pursuant to such Section 13(a) or 15(d), or any successor provision thereto, if the Issuer were so required, such documents to be provided to the Trustee and Holders on or prior to the respective dates, after giving effect to any extension under Rule 12b-25 or otherwise (the “Required Filing Dates”) by which the Issuer would have been required to file such documents with the SEC if the Issuer were so required; provided that any such reports and documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (or any successor system) or made publicly available on the Issuer’s website shall be deemed to have been delivered to the Trustee and the Holders of Notes for purposes of the foregoing requirements.

So long as any of the Notes remain outstanding, if at any time the Issuer is not subject to Section 13(a) or 15(d) under the Exchange Act, the Issuer will make available to any prospective purchaser of Notes or beneficial owner of Notes, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as the Holders of the Notes, other than Holders that are Affiliates of the Issuer, are able to sell all such Notes immediately without restriction pursuant to the provisions of Rule 144 under the Securities Act, or any successor provision thereto.

The Issuer may satisfy its obligations in this Section 3.10 with respect to financial and other information relating to the Issuer by furnishing financial information relating to any Parent Entity; provided that if and so long as such Parent Entity has independent assets or operations, the same is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

The Issuer will be deemed to have furnished the reports referred to in the first paragraph of this Section 3.10if the Issuer or any Parent Entity has filed the corresponding reports containing such information relating to the Issuer or such Parent Entity with the SEC via the EDGAR filing system (or any successor system).

Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any information required by this Section 3.10 shall be deemed cured (and the Issuer shall be deemed to be in compliance with this Section 3.10) upon furnishing such information as contemplated by this Section 3.10 (but without regard to the date on which such financial statement or report is so furnished).

Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any Guarantor’s, as the case may be, compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates of the Issuer). The Trustee shall have no obligation or responsibility to determine whether the Issuer or any Parent Entity is required to file any reports or other information with the SEC, whether the Issuer’s or any Parent Entity’s reports, information and documents are available on EDGAR (or any successor system) or the Issuer’s or any Parent Entity’s or any other person’s website, whether the Issuer or any Parent Entity has otherwise delivered any notice or report in accordance with the requirements specified in this Section 3.10, or to participate in any conference calls.

SECTION 3.11.    Maintenance of Office or Agency. The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at Wells Fargo Bank, National Association,

CTSO Mail Operations, 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, MN 55415, Attention: Corporate Trust Services – MoneyGram International Administrator, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

SECTION 3.12.    Compliance Certificate. The Issuer shall deliver to the Trustee within 135 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.13.    Further Instruments and Acts.

SECTION 3.14.    Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any continuing Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.15.    Designation of Restricted and Unrestricted Subsidiaries. The Issuer may, by delivery of an Officer’s Certificate to the Trustee, designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary; provided that:

(1)	no Default or Event of Default would be in existence following such designation;

(2)

the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer; provided further that such designation will only be permitted if the Investment would be permitted at that time; and

(3)	such designation otherwise meets the definition of an Unrestricted Subsidiary at the time of such designation.

The Issuer may at any time, by delivery of an Officer’s Certificate to the Trustee, designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be deemed to be an Investment by a Restricted Subsidiary of the Issuer, of any Investments made by such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted or not prohibited under Section 3.2 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) such Investment is permitted or not prohibited under Section 3.3, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (3) no Event of Default would be in existence following such designation. Any such designation by the Issuer shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.16.    Suspension of Certain Covenants on Achievement of Investment Grade Status. Beginning on the first day (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), then upon delivery by the Issuer to the Trustee of an Officer’s Certificate to the foregoing effect. the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.8 and 4.1(a)(4) (the “Suspended Covenants”), provided that with respect to those covenants that will remain in effect (the “Effective Covenants”), references in such Effective Covenants to clauses in the Suspended Covenants will be deemed to continue to exist for purposes of interpretation of the Effective Covenants.

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, either Moody’s (or any successor to the rating agency business thereof) or S&P (or any successor to the rating agency business thereof) withdraws its rating or assigns the Notes a rating below the required Investment Grade Ratings (such date, the “Reversion Date”), then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the Notes. The period of time between the date of the suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the definition of Permitted Debt. On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (7) of such definition.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a). In addition, any future obligation to grant further Note Guarantees shall be released. All such further obligations to grant Guarantees shall be reinstated upon the Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Event of Default will be deemed to have occurred on the Reversion Date solely as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as described in this Section 3.16, during such period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary. The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Suspension Period or Reversion Date has occurred or notify Holders of any of the foregoing.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1.    Merger, Consolidation or Sale of Assets.

(a)    The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)    either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, partnership, limited liability company or other business organization organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)    the Surviving Entity expressly assumes all the obligations of the Issuer under the Notes, this Indenture, if in effect, pursuant to agreements, supplemental indentures or other documents, as required, and shall expressly assume all the obligations of the Issuer under the applicable Notes Collateral Documents and shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3)    immediately after such transaction, no Event of Default shall have occurred and be continuing;

(4)    the Issuer or the Surviving Entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition; and

(5)    if the Issuer is not the surviving corporation, the Issuer shall have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture and other documents or instruments (if any) comply with this Indenture and Notes Collateral Documents and an Opinion of Counsel stating that such supplemental indenture and other document or instrument (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Issuer with a Restricted Subsidiary solely for the purpose of reincorporating the Issuer in another jurisdiction; or

(2)

any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any Restricted Subsidiaries or between or among any Restricted Subsidiaries;

provided that in each case of the immediately preceding clauses (1) and (2), either: (a) the Issuer is the surviving corporation in such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which a sale, assignment, transfer, conveyance, lease, or other disposition of all or substantially all of the properties or assets of the Issuer has been made is treated for U.S. federal income tax purposes as a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia.

(b)    A Guarantor may not consolidate with or merge with or into (whether or not such Guarantor or Issuer is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1)    immediately after giving effect to that transaction, no Event of Default exists; and

(2)    either:

(A)    the Surviving Entity is a corporation, limited liability company, partnership, limited partnership, trust or other entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia or the jurisdiction in which such Guarantor is organized or existing prior to the transaction (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Surviving Entity (if other than such Guarantor) expressly assumes all the obligations of the Guarantor under the Notes and this Indenture pursuant to a supplemental indenture and shall expressly assume all the obligations of the Guarantor under the applicable Notes Collateral Documents and shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions any assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture; or

(B)    such consolidation or merger is not prohibited under this Indenture.

The Successor Guarantor, if other than such Guarantor, will succeed to, and be substituted for, such Guarantor under this Indenture, such Guarantor’s Note Guarantee and the Notes Collateral Documents to which such Guarantor is a party and such Guarantor will automatically be released and discharged from its obligations under this Indenture, such Guarantor’s Note Guarantee and the Notes Collateral Documents to which such Guarantor is a party.

Notwithstanding the foregoing, any Guarantor may (i) consolidate or merge with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets to another Guarantor or the Issuer, (ii) consolidate or merge with or into the Issuer or an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof or the District of Columbia, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Guarantor or a jurisdiction in the United States, any state or territory thereof or the District of Columbia or (iv) liquidate or dissolve or change its legal form if the Board of Directors of the Issuer or the senior management of the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in the preceding paragraph.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1.    Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date of the giving on the notice of redemption (or such shorter period as the Trustee may agree) a notice setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the Redemption Date;

(3)    the principal amount of Notes to be redeemed; and

(4)    the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2.    Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed, the Trustee will select Notes for redemption (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or (b) if the Notes are not listed on a national securities exchange on a pro rata basis (or, in the case of Notes in global form, by such other method as DTC may prescribe).

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a

Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 5.3.    Notice of Redemption. At least 10 days but not more than 60 days before a Redemption Date with respect to any redemption, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)    the Redemption Date;

(2)    the redemption price or the method by which it will be determined;

(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date of notice of redemption was mailed or delivered, including any electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Issuer shall provide written notice of the delay of such Redemption Date or rescission of such notice of redemption to the Trustee no later than 10:00 a.m. New York City time on the Redemption Date. Upon receipt of such notice of the delay of such Redemption Date or the rescission of such notice of redemption, such Redemption Date shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the Notes shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.4.    No Mandatory Redemption. Except as set forth in Section 3.5 and Section 3.9, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 5.5.    Deposit of Redemption Price. Prior to 11:00 a.m. New York City Time on the redemption date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return, on or following the applicable Redemption Date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6.    Notes Redeemed in Part. Upon surrender of a Note issued in physical form that is redeemed in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7.    Optional Redemption.

(a)    At any time prior to August 1, 2023, the Issuer may redeem the Notes in whole or in part, at its option, on one or more occasions, at a redemption price equal to 100.000% of the principal amount of the Notes to be redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)    At any time prior to August 1, 2023, the Issuer may, on one or more occasions, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with Additional Notes) at a redemption price equal to 105.375% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with an amount of cash not greater than the net cash proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 40.0% of the original aggregate principal amount of the Notes issued under this Indenture (excluding Additional Notes and Notes held by the Issuer and its Subsidiaries or Affiliates) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c)    Except pursuant to clauses (a), (b) and (e) of this Section 5.7, the Notes will not be redeemable at the Issuer’s option prior to August 1, 2023. Notwithstanding anything herein to the contrary, the Issuer or its Affiliates may from time to time purchase Notes in privately negotiated or open market transactions, by tender offer or otherwise.

(d)    On or after August 1, 2023, on one or more occasions, the Issuer may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated in the table below:

Year	Percentage
2023	102.688%
2024	101.344%
2025 and thereafter	100.000%

(e)    In connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any other Person making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such other Person shall have the right upon not less than 10 nor more than 60 days’ prior notice to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption.

(f)    Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.    Events of Default.

(a)    Each of the following is an “Event of Default”:

(1)    default for 30 days in the payment when due of interest on the Notes;

(2)    default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)    failure by the Issuer for 30 days after written notice from the Trustee or Holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with Section 4.1(a) or Section 3.9;

(4)    failure of the Issuer or any of its Restricted Subsidiaries for 60 days after written notice of the failure has been given to the Issuer by the Trustee or the Holders of at least 30% in aggregate principal amount the Notes then outstanding (with a copy to the Trustee) to comply with any of the other agreements in this Indenture;

(5)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(i)    is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)    results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million (or its foreign currency equivalent) or more, and in each case such Indebtedness is not repaid, or such acceleration is not rescinded or such default is not cured or waived within 30 days;

(6)    failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $35.0 million (or its foreign currency equivalent), net of any amounts covered by independent third-party insurance and as to which such insurer has not disputed coverage, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(7)    except as permitted by this Indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, together, would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or Guarantors, denies or disaffirms its obligations under its Note Guarantee;

(8)    so long as the Notes Collateral Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Lien of the Notes Collateral Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $25.0 million, (a) default by the Issuer or any of its Restricted Subsidiaries in the performance of the Notes Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the Notes Collateral Agent’s Lien on the Collateral in any material respect, (b) repudiation or disaffirmation in writing by the Issuer or any of its Restricted Subsidiaries of their respective obligations under the Notes Collateral Documents or (c) the determination in a judicial proceeding that the Notes Collateral Documents are unenforceable or invalid against the Issuer or any Guarantor that is (or any group of Restricted Subsidiaries that would constitute) a Significant Subsidiary for any reason, except to the extent any such unenforceability or invalidity (A) caused by the failure of the Notes Collateral Agent to maintain possession of certificates, promissory notes or instruments actually delivered to it representing securities pledged under the Notes Collateral Documents or (B) to the extent relating to Collateral consisting of real property, is covered by a title insurance policy with respect to such real property and such insurer has not denied coverage; provided that if a failure of the sort described in this clause (8) is capable of cure, no Event of Default shall arise under this clause (8) with respect thereto until 30 days after notice of such failure shall have been given to the Issuer by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee);

(9)    the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case or proceeding,

(ii)    consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii)    consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)    makes a general assignment for the benefit of its creditors;

(v)    consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(vi)    takes any comparable action under any foreign laws relating to insolvency; and

(10)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case,

(ii)    appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(iii)    orders the winding up or liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary,

(iv)    or any similar relief is granted under any foreign laws,

and in each case, the order, decree or relief remains unstayed and in effect for 60 consecutive days.

(b)    Notwithstanding clause (4) of Section 6.1(a) or any other provision of this Indenture, any failure to perform, or breach of, any covenant or agreement pursuant to Section 3.10 shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (4) of Section 6.1(a) (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default).

SECTION 6.2.    Acceleration.

(a)    If any Event of Default (other than an Event of Default described in clause (9) or (10) of Section 6.1(a) with respect to the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by written notice to the Issuer with a copy to the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of any Event of Default specified in clause (5) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, at any time prior to the acceleration of the Notes:

(1)

the Issuer cures the underlying Payment Default or the holders of the applicable Indebtedness waive the underlying Payment Default or rescind the acceleration of such Indebtedness, in each case, in accordance with the terms of the applicable Indebtedness; and

(2)	the cure, waiver or rescission does not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (9) or (10) of Section 6.1(a) with respect the Issuer occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any Holders.

(b)    Any notice of Default, notice of acceleration or instruction to the Trustee or the Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee or Notes Collateral Agent, as applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by Beneficial Owners of the Notes that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). Neither the Trustee nor the Notes Collateral Agent shall have any duty whatsoever to obtain for, or provide such other information to, the Issuer. In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the Beneficial Owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its notice or instruction to the Trustee or the Notes Collateral Agent, as applicable.

(c)    If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee or Notes Collateral Agent an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee or Notes Collateral Agent an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation, as confirmed by a final, non-appealable determination of a court of competent jurisdiction on such matter, shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that the Trustee or Notes Collateral Agent shall be deemed not to have received such Noteholder Direction or such notice of such Event of Default; provided, however, such voiding of such Noteholder Direction shall not void or invalidate any indemnity or security provided by the Directing Holders to the Trustee or Notes Collateral Agent, which such indemnification or security obligations shall continue to survive.

(d)    Notwithstanding anything in Sections 6.2(b) and (c) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default under clauses (9) or (10) of Section 6.1(a) shall not require compliance with Sections 6.2(b) and (c).

(e)    For the avoidance of doubt, each of the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to any Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee and the Notes Collateral Agent shall have no liability to the Issuer, any Holder (including any Beneficial Owner of the Notes), or any other Person acting in good faith on a Noteholder Direction or on any Officer’s Certificate with respect to a Noteholder Direction or Verification Covenant, and the Issuer, any Holder (including any Beneficial Owner of the Notes) or any such other Person waives any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent and agrees not to commence any legal proceeding against the Trustee or the Notes Collateral Agent in respect of, and agrees that the Trustee and the Notes Collateral Agent will not be liable for any action that the Trustee or Notes Collateral Agent takes with respect to, a Noteholder Direction or Verification Covenant or any Officer’s Certificate with respect to a Noteholder Direction or Verification Covenant or in accordance with the foregoing.

(f)    For the avoidance of doubt, each of the Trustee and the Notes Collateral Agent will treat all holders of the Notes equally with respect to their rights under this Article VI. In connection with the requisite percentages required under this Article VI, each of the Trustee and the Notes Collateral Agent shall also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction. The Issuer hereby confirms that any and all other actions that the Trustee or the Notes Collateral Agent takes or omits to take under Sections 6.2(b) and (c) and all fees, costs expenses of the Trustee, the Notes Collateral Agent and their respective agents and counsel arising hereunder and in connection herewith shall be covered by the Issuer’s indemnifications under Section 7.7.

(g)    (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Event of Default for the failure to comply with the time periods prescribed in Section 3.10 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.3.    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4.    Waiver of Past Defaults; Rescission. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture and the Notes Collateral Documents except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances . When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5.    Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee or the Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee or the Notes Collateral Agent determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Notes Collateral Agent in personal liability (it being understood that neither the Trustee nor the Notes Collateral Agent has any duty to determine whether any action is prejudicial to any Holder); provided, however, that the Trustee or Notes Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or Notes Collateral Agent that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee or Notes Collateral Agent, as applicable, shall be entitled to indemnification satisfactory to the Trustee or the Notes Collateral Agent against all fees, losses, liabilities and expenses (including attorneys’ fees and expenses) caused by taking or not taking such action.

SECTION 6.6.    Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)    Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c)    such Holders have offered the Trustee security or indemnity satisfactory to it in its sole and absolute discretion against any loss, liability, claim, damage or expense;

(d)    the Trustee has not complied with such written request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7.    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of any of Articles III and IV and X and XII and Section 6.1(a)(3), (4), (5) and (6) and the related definitions, or any release of a Guarantee or Liens on Collateral in accordance with this Indenture shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8.    Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of each of the Trustee and the Notes Collateral Agent, and its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to each of the Trustee and the Notes Collateral Agent any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.    Priorities.

(a)    Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI (including upon exercise of remedies with respect to the Collateral), it shall pay out the money or property in the following order:

FIRST:	to the Trustee and to the Notes Collateral Agent, and their agents and attorneys, in each case for amounts due to it under Section 7.7;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD:	to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor or their successors or assigns, as their interest may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(b)    The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1.    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing and is known to the Trustee (as provided in Section 7.2(f)), the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of Section 7.1(b);

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer;

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)    no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)    Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2.    Rights of Trustee. Subject to Section 7.1:

(a)    The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)    The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)    The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)    Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by a Trust Officer of the Trustee or the Notes Collateral Agent at the corporate trust office of the Trustee and the Notes Collateral Agent specified in Section 3.11, and such notice references the Notes, the Issuer and this Indenture and states that it is a “Notice of Default”.

(g)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including without limitation, as Notes Collateral Agent, and to each agent, custodian and other Person employed to act hereunder and under all other agreements executed by the Trustee in connection with the Notes and this Indenture, including the Notes Documents.

(h)    Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered and if requested, provided to the Trustee or the Notes Collateral Agent, as the case may be, security or indemnity satisfactory to the Trustee or the Notes Collateral Agent, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)    Except as set forth in Section 7.2(f) with respect to any notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary, the Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)    Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may conclusively rely upon an Officer’s Certificate.

(k)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, judgment, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)    The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)    In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p)    The permissive rights of the Trustee under this Indenture and the other Notes Documents shall not be construed as duties.

SECTION 7.3.    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

SECTION 7.4.    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Intercreditor Agreement or the Notes Collateral Documents, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture, the Intercreditor Agreement, the Notes Collateral Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5.    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee (as provided in Section 7.02(f)), the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.    [Reserved].

SECTION 7.7.    Compensation and Indemnity. The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time compensation for its services hereunder and under the Notes as the Issuer, the Trustee and the Notes Collateral Agent shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent upon request for all reasonable and documented out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee and the Notes Collateral Agent. The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee and the Notes Collateral Agent, their directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee or the Notes Collateral Agent)

(including reasonable and documented out-of-pocket attorneys’ and agents’ fees and expenses and court costs) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the other Notes Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee and the Notes Collateral Agent, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent, as applicable, shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee and the Notes Collateral Agent, as applicable, may have separate counsel and the Issuer shall pay the fees and expenses of such counsel.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s and the Notes Collateral Agent’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment and indemnification obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee and the Notes Collateral Agent under Section 7.8 and 12.7(d). Without prejudice to any other rights available to the Trustee or the Notes Collateral Agent under applicable law, when the Trustee or the Notes Collateral Agent incurs fees, expenses or renders services after the occurrence of a Default specified in clause (9) or (10) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8.    REPLACEMENT of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10 hereof;

(2)    the Trustee is adjudged bankrupt or insolvent;

(3)    a receiver or other public officer takes charge of the Trustee or its property; or

(4)    the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9.    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.    Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

SECTION 7.11.     Conflicts. The Trustee will be permitted to engage in transactions with the Issuer and its Affiliates; however, if it acquires any conflicting interest within the meaning of the Trust Indenture Act it must eliminate such conflict within 90 days or resign.

SECTION 7.12.    Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)    Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Notes Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Notes Collateral Agent in good faith.

(b)    The Trustee and Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Notes Collateral Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement, or the Notes Collateral Documents by the Issuer, any Guarantor, or the Credit Agreement Collateral Agent.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1.    Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2.    Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) and the Notes Collateral Documents with respect to such Series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Notes Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)    the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)    this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3.    Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12 and 3.13 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and (a)(2), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(9) and 6.1(a)(10) hereof shall not constitute Events of Default.

SECTION 8.4.    Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2)     in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Event of Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer, any of its Subsidiaries or Affiliates is a party or by which the Issuer, any of its Subsidiaries or Affiliates is bound;

(6)    the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer, with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)    the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If the Issuer exercises either Legal Defeasance or Covenant Defeasance, the Liens on the Collateral, as they pertain to the Notes and the Note Guarantees, will be released and the Issuer and each Guarantor, as applicable, will be released from all of its obligations with respect to the Note Guarantees and, to the extent pertaining to the Notes and the Note Guarantees, the Notes Collateral Documents.

SECTION 8.5.    Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6.    Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

SECTION 8.7.    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.    Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee, this Indenture or the Notes Collateral Documents), the Trustee and/or the Notes Collateral Agent may amend, supplement or modify this Indenture, any Guarantee, the Notes Collateral Documents and the Notes without the consent of any Holder:

(1)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable in each case, in accordance with the terms of this Indenture and the Notes Collateral Documents;

(4)    to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of collateral to secure the Notes and/or additional guarantees) or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)    to conform the text of this Indenture, the Intercreditor Agreement, the Notes Collateral Documents, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision of this Indenture, the Notes Collateral Documents, the Note Guarantees or the Notes was intended to conform to such Description of Notes, as evidenced by an Officer’s Certificate;

(6)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(7)    to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release any Guarantor from its Note Guarantee if such release is in accordance with the terms of this Indenture;

(8)    to evidence and provide for the acceptance and appointment under this Indenture or Notes Collateral Documents of a successor Trustee or Notes Collateral Agent, as applicable, pursuant to the requirements thereof;

(9)    to add additional assets as Collateral or to release any Collateral from the Liens securing the Notes, in each case pursuant to the terms of this Indenture and the Notes Collateral Documents, as and when permitted or required by this Indenture and the Notes Collateral Documents;

(10)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11)    to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Notes Collateral Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Notes Collateral Documents;

(12)    to enter into any Acceptable Intercreditor Agreement or intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Intercreditor Agreement, taken as a whole, or any joinder thereto;

(13)    to release, terminate and/or discharge Collateral from the Lien securing the Notes Obligations when permitted or required by this Indenture or the Notes Collateral Documents; and

(14)    to amend the Notes Collateral Documents to provide for the addition of any creditors to such agreements to the extent a pari passu Lien for the benefit of such creditor is permitted by the terms of this Indenture.

Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 9.6 and 13.2 hereof, the Trustee and/or the Notes Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements, unless such amended or supplemental indenture, security documents or intercreditor agreements affects the Trustee’s or Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture and the Notes Collateral Documents or otherwise, in which case the Trustee or Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

SECTION 9.2.    With Consent of Holders. Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, any Guarantee, the Notes Collateral Documents and the Notes issued hereunder with the consent of the Holders of a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 13.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon delivery to the Trustee and the Notes Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and/or the Notes Collateral Agent of the documents described in Section 9.6 and 13.2 hereof, the Trustee and/or the Notes Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s or the Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any Note or change the date on which any Note may be subject to redemption or reduce the redemption price thereof as described in Section 5.7 (other than provisions relating to the covenants under Section 3.5 or Section 3.9); provided that the notice period for redemption may be reduced with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding if a notice of redemption has not prior thereto been sent to Holders;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)

waive an Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)

make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes; or

(7)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may make any change in any Notes Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes .

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

SECTION 9.3.    [Reserved].

SECTION 9.4.    Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5.    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6.    Trustee to Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amended or supplemental indenture, security documents or intercreditor agreements authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1.    Guarantee. Subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Notes Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture or a supplement hereto shall be executed on behalf of such Guarantor by an Officer of such Guarantor. Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of itself, the Notes Collateral Agent and the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2.    Limitation on Liability; Termination, Release and Discharge.

(a)    Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)    Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)    Any sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of the Guarantor to a Person other than to the Issuer or another Guarantor, in each case, so long as such sale, transfer or other disposition is not prohibited by Section 3.5;

(2)    the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary or the Guarantor becomes an Excluded Subsidiary;

(3)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture pursuant to Article VIII or Article XI;

(4)    such Guarantor being (or being substantially concurrently) released or discharged from all of (i) its obligations under all of its Guarantees of any Indebtedness of the Issuer under the Credit Agreement or (ii) of other Indebtedness of the Issuer or a Guarantor that would obligate such Guarantor to provide a Note Guarantee pursuant to Section 3.7 hereof, including a release as a result of the repayment in full or termination of the Indebtedness specified in (i) or (ii) under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release and if such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated);

(5)    upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(6)    as provided under the Intercreditor Agreement;

(7)    as described in the second paragraph under Section 3.7; or

(8)    with consent of Holders of Notes as provided for in Article IX.

SECTION 10.3.    Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Notes Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Notes Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.    No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Notes Collateral Agent or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Notes Collateral Agent or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Notes Collateral Agent and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Notes Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1.    Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)    either:

(1)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer have been delivered to the Trustee for cancellation; or

(2)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the delivery of a notice of redemption or otherwise and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (in the case that non-callable Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(b)    the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(c)    the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

Upon a satisfaction and discharge in accordance with the provisions described above, the Liens on the Collateral, as they pertain to the Notes and the Note Guarantees, will be released and the Issuer and each Guarantor, as applicable, will be released from all of its obligations with respect to the Note Guarantees and, to the extent pertaining to the Notes and the Note Guarantees, the Notes Collateral Documents.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee and the Notes Collateral Agent in Section 7.7 and Section 12.7 hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2.    Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 11.1 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes

ARTICLE XII

COLLATERAL

SECTION 12.1.    Notes Collateral Documents.

(a)    The Notes and Note Guarantees will be secured by Liens on the Issuer’s and the Guarantors’ existing and future tangible and intangible assets (other than Excluded Assets) that are from time to time subject to Liens securing the Credit Agreement Obligations, as provided in the Notes Collateral Documents (including the Security Agreement and the Pledge Agreement entered into on the Issue Date), subject to the terms of the Intercreditor Agreement. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Liens on the Collateral for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Notes Collateral Documents and the Intercreditor Agreement.

(b)    The Notes Collateral Documents to be entered into on the Issue Date and thereafter from time to time, among the Issuer, the Guarantors and the Notes Collateral Agent on behalf of Holders of Notes, will be in form substantially similar to the corresponding Credit Agreement Collateral Document, with such changes as are customary with respect to security documents securing debt securities. Certain security interests in the Collateral may not be in place on the Issue Date or may not be perfected on the Issue Date. For example, some of the instruments and other documents, such as UCC fixture filings and intellectual property filings required or desirable to perfect a security interest may not be delivered and/or, if applicable, recorded on or prior to such date. To the extent any such security interest cannot be perfected by the Issue Date, the Issuer and the Guarantors will use their commercially reasonable efforts to perform all acts and things that may be required to have such security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Notes Collateral Documents, as promptly as practicable following the Issue Date, but in any event, within 90 days of the Issue Date (or such longer period of time as to which the Credit Agreement Collateral Agent may agree under the Credit Agreement Collateral Documents).

Subject to the applicable limitations set forth in the Notes Collateral Documents and this Indenture (including with respect to Excluded Assets), the Issuer and the Guarantors shall execute any and all further documents, financing statements, applications for registration, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, perfect, preserve and protect the validity and priority of the security interests created or intended to be created by the Notes Collateral Documents in the Collateral. Subject to the applicable limitations set forth in the Notes Collateral Documents and this Indenture (including with respect to Excluded Assets), if, after the Issue Date, the Issuer or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Notes Collateral Documents and such property constitutes or would constitute Collateral (including, without limitation, any asset of the Issuer or a Guarantor that becomes Collateral subsequent to the Issue Date as a result of such asset ceasing to be an Excluded Asset) or an entity becomes a Guarantor, then the Issuer or such Guarantor will, as soon as practicable, but in any event, within 90 days (or such longer period of time as to which the Credit Agreement Collateral Agent may agree under the Credit Agreement Collateral Documents), provide for security over such property (or, in the case of a new Guarantor, its assets of the type that would constitute Collateral under the Notes Collateral Documents) in favor of the Notes Collateral Agent and deliver joinder agreements or supplements as required by this Indenture and the Notes Collateral Documents and take all actions required by the Notes Collateral Documents and this Indenture to perfect the liens created by the Notes Collateral Documents.

(c)    The Issuer and the Guarantors may incur Junior Lien Obligations subject to compliance with the covenants described in Sections 3.2 and 3.6. With the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may enter into an Acceptable Intercreditor Agreement or an amendment to the Intercreditor Agreement with the Credit Agreement Collateral Agent and the agent, trustee or other representative of the holders of such Junior Lien Obligations to subordinate the Liens on such Junior Lien Obligations to the Liens on the Collateral on customary market terms or on terms that are not otherwise materially adverse to the interests of the Holders (in each case, as determined in good faith by the Issuer). The Trustee and Notes Collateral Agent will enter into any such intercreditor agreement or amendment at the request of the Issuer. The Indenture will provide that each Holder of a Note, by accepting such Note, will be deemed to have agreed to and accepted the terms and conditions of such intercreditor agreement or amendment, to have authorized the Trustee and the Notes Collateral Agent to become a party to any such intercreditor agreement or amendment, and the Trustee and the Notes Collateral Agent will not be required to seek the consent of any Holders in connection with the foregoing.

(d)     So long as no Event of Default has occurred and is continuing, and subject to the terms of this Indenture and the Note Collateral Agreement Documents, each the Issuer and each Guarantor will be entitled to freely operate the property and assets constituting the Collateral pledged by it and to receive, invest and dispose of all cash dividends, principal, interest and other payments made upon or with respect to the Collateral pledged by it and to exercise any voting and other consensual rights pertaining to the Collateral pledged by it.

SECTION 12.2.    Release of Collateral.

(a)    Collateral may be released from the Lien and security interest created by the Notes Collateral Documents at any time and from time to time in accordance with the provisions of the Notes Collateral Documents, the Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Notes Collateral Documents, the Intercreditor Agreement and this Indenture, the property and other assets of the Issuer and the Guarantors constituting Collateral shall be automatically released from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1)    upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge this Indenture as provided under Articles VIII or XI of this Indenture,

(2)    upon payment in full of principal, interest and all other Obligations (other than contingent Obligations in respect of which no claims have been made) on the Notes issued under this Indenture,

(3)    in whole or in part, in accordance with the provisions set forth in Section 9.2,

(4)    in connection with any sale, transfer or other disposition of any Collateral to any Person other than the Issuer or any of the Restricted Subsidiaries (but excluding any transaction subject to Section 4.1 where the recipient is required to become the obligor on the Notes or a Guarantee) that does not violate any of the terms of this Indenture (with respect to the Lien on such Collateral),

(5)    in whole or in part, in accordance with the provisions of the Intercreditor Agreement,

(6)    as to any Collateral that becomes an Excluded Asset, or

(7)    if the Notes achieve Investment Grade Status.

(b)    With respect to any release of Collateral, upon receipt of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture, the Notes Collateral Documents, and the Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any instruments of termination, satisfaction or release reasonably requested by and prepared by the Issuer, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents, or the Intercreditor Agreement and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Notes Collateral Document or in the Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

(c)    The Issuer and the Guarantors shall not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness for money borrowed, other than under the Credit Agreement and other than as permitted by this Indenture, the Notes, the Notes Collateral Documents and the Intercreditor Agreement. For the avoidance of doubt, nothing in this Section 12.2 will restrict the incurrence of Indebtedness secured by Permitted Liens or Permitted Collateral Liens.

SECTION 12.3.    Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Notes Collateral Documents, and the Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)    enforce any of the terms of the Notes Collateral Documents; and

(b)    collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Notes Collateral Documents and the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

SECTION 12.4.    Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.5.    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.6.    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

SECTION 12.7.    Notes Collateral Agent.

(a)    The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Notes Collateral Documents and the Intercreditor Agreement, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Notes Collateral Documents and the Intercreditor Agreement, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Notes Collateral Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Notes Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.7. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Notes Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Notes Collateral Documents and the Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Notes Collateral Documents and the Intercreditor Agreement, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Notes Collateral Documents and the Intercreditor Agreement, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Notes Collateral Agent may perform any of its duties under this Indenture, the Notes Collateral Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)    The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Notes Collateral Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Notes Collateral Documents, or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d)    The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition, at the Issuer’s expense, a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. If the Notes Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Notes Collateral Agent. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.7 (and Section 7.7 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(e)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Notes Collateral Documents and the Intercreditor Agreement.

(f)    If the Issuer or any Guarantor (i) incurs or proposes to incur any Junior Lien Obligations and (ii) delivers to the Trustee and the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Trustee and Notes Collateral Agent, if applicable, to enter into an Acceptable Intercreditor Agreement in favor of a designated agent or representative for the holders of the Junior Lien Obligations, as applicable, so incurred, together with an Opinion of Counsel, the Notes Collateral Agent and Trustee, if applicable, shall (and is hereby authorized and directed to) enter into such Acceptable Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. From and after execution of any such Acceptable Intercreditor Agreement, the rights and limitations in this Indenture applicable to the Notes Collateral Agent and Trustee with respect to the Intercreditor Agreement shall also apply with respect to such Acceptable Intercreditor Agreement.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1.    Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, Texas

Attention: General Counsel

if to the Trustee or the Notes Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wells Fargo Bank, National Association, as Trustee

CTSO Mail Operations

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, MN 55415

Attention: Corporate Trust Services – MoneyGram International Administrator

The Issuer, the Trustee or the Notes Collateral Agent, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and one (1) calendar day after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Notes Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.2.    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee and/or the Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee and, if such action relates to a Notes Collateral Document or an Intercreditor Agreement, the Notes Collateral Agent:

(1)    an Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 13.3.    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such individual, such individual has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.4.    When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee or the Notes Collateral Agent shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee or the Notes Collateral Agent, as the case may be, actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.5.    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.6.    Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.7.    Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.8.    Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Notes Collateral Agent arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.9.    Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE NOTES COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.10.    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.11.    No Recourse Against Others. No director, officer, manager, partner, member, employee, incorporator, equityholder or stockholder of the Issuer or any Subsidiary or Affiliate of the Issuer, as such (other than the Issuer or a Restricted Subsidiary), will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Notes Collateral Documents, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 13.12.    Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind their respective successors.

SECTION 13.13.    Multiple Originals; Electronic Signature. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. This Indenture and any certificate, agreement or other document to be signed in connection with this Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) in the case of this Indenture and any certificate, agreement or other document to be signed in connection with this Indenture and the transactions contemplated hereby, other than any Notes, any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”). Each electronic signature (except in the case of any Notes) or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature (except in the case of any Notes), of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, original manual signatures shall be used for authentication by the Trustee of any Notes, and execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

SECTION 13.14.    Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.15.    Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of present or future law or regulation or governmental authority, (ii) labor disputes, strikes or work stoppages, (iii) accidents, (iv) acts of war or terrorism, (v) civil or military disturbances or unrest, (vi) nuclear or natural catastrophes or acts of God, (vii) epidemics or pandemics, (viii) disease, (ix) quarantine, (x) national emergency, (xi) interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, (xii) communications system failure, (xiii) malware or ransomware, (xiv) the unavailability of the Federal Reserve Bank wire, telex or other communication or wire facility, or (xv) unavailability of any securities clearing system, it being understood that the Trustee and Notes Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.16.    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

Issuer

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
Name: W. Alexander Holmes
Title: Chairman and Chief Executive Officer

Guarantors

MONEYGRAM INTERNATIONAL PAYMENT SYSTEMS, INC.

By:	/s/ W. Alexander Holmes
Name: W. Alexander Holmes
Title: Chief Executive Officer

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

By:	/s/ W. Alexander Holmes
Name: W. Alexander Holmes
Title: Chief Executive Officer

MONEYGRAM PAYMENT SYSTEMS, INC.

By:	/s/ W. Alexander Holmes
Name: W. Alexander Holmes
Title: Chief Executive Officer

[Signature Page to Indenture]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and as Notes Collateral Agent

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO.
ISIN NO.

MONEYGRAM INTERNATIONAL, INC.

5.375% Senior Secured Notes due 2026

MoneyGram International, Inc., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of          U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on August 1, 2026.

Interest Payment Dates: February 1 and August 1, commencing on February 1, 2022

Record Dates: January 15 and July 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

[1]	Insert in Global Notes only.
[2]	Insert in Global Notes only.
[3]	Insert in Global Notes only.

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 5.375% Senior Secured Notes due 2026 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

MONEYGRAM INTERNATIONAL, INC.

5.375% SENIOR SECURED NOTES DUE 2026

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.    Interest

The Issuer promises to pay interest on the unpaid principal amount of this Note at 5.375% per annum. The Issuer will pay interest semi-annually in arrears every February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), provided, that the first Interest Payment Date shall be February 1, 2022. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding January 15 and July 15 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the corporate trust office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $5,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.    Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (in such capacity, as applicable, the “Trustee” and the “Notes Collateral Agent”) shall act as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.    Indenture

The Issuer issued the Notes under an Indenture dated as of July 21, 2021, among the Issuer, the Guarantors from time to time party thereto, the Trustee and the Notes Collateral Agent (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior secured obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 5.375% Senior Secured Notes due 2026 referred to in the Indenture. The Notes include (i) $415,000,000 principal amount of the Issuer’s 5.375% Senior Secured Notes due 2026 issued under the Indenture on July 21, 2021 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to July 21, 2021 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes.

5.    Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.

6.    Redemption and Repurchase.

The Notes are subject to optional redemption, and may be the subject of certain repurchase events, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.    Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

8.     Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.    Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

10.    Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

11.    Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes and the Notes Collateral Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement the Indenture, the Notes and the Notes Collateral Documents as provided in the Indenture.

12.    Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may waive defaults and rescind any such acceleration with respect to the Notes and its consequences.

13.    Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

14.    No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15.    Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on this Note.

16.    Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17.    CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.    Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

19.    Security

The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Collateral Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Notes Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Notes Collateral Agent, as applicable, to enter into the Notes Collateral Documents and the Intercreditor Agreement on or following the Issue Date, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, Texas

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred pursuant to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐	Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $         and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                     .

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[                    ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [                    ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), MoneyGram International, Inc., as Issuer, and Wells Fargo Bank, National Association, a national banking association, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors party thereto and the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture dated as of July 21, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $415 million of 5.375% Senior Secured Notes due 2026 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor, the Trustee and the Notes Collateral Agent are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Notes Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.2. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.3. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.4. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.6. The Trustee and the Notes Collateral Agent. The Trustee and the Notes Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.7. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.8. Execution and Delivery. Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.9. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY], as a Guarantor

By:
Name:
Title:

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

FORM OF

INTERCREDITOR AGREEMENT

See attached.

EXHIBIT D

FORM OF

SECURITY AGREEMENT

See attached.